Exhibit 10.3
Execution Version

INVESTOR RIGHTS AGREEMENT

BY AND AMONG
W-CATALINA (S) LLC,
DIGITAL COLONY MANAGEMENT HOLDINGS, LLC,
COLONY CAPITAL DIGITAL HOLDCO, LLC,
COLONY DC MANAGER, LLC,
COLONY CAPITAL OPERATING COMPANY, LLC,
COLONY CAPITAL, INC.,
(FOR THE LIMITED PURPOSES SET FORTH HEREIN)
and
W-CATALINA (S) LLC AS THE INITIAL WAFRA REPRESENTATIVE
Dated as of July 17, 2020

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21907407

INVESTOR RIGHTS AGREEMENT

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Schedules Exhibits Annex A
Schedule I - Digital Colony Companies
Schedule II - Joinder
Schedule 3.4(c) - Vesting Principles
Schedule 7.4 - Use of Wafra Name

Exhibit A - Operating Expense Amounts
Exhibit B - Registration Rights
Exhibit C - Available Cash Reporting

Annex A – Allocation Policy

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INVESTOR RIGHTS AGREEMENT
This Investor Rights Agreement is hereby entered into as of July 17, 2020, by and among (i) W-Catalina (S) LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Wafra Management Subscriber”), (ii) Digital Colony Management Holdings, LLC, a Delaware limited liability company (“DCMH”), (iii) Colony Capital Digital Holdco, LLC a Delaware limited liability company (“CCDH”), (iv) Colony DC Manager, LLC, a Delaware limited liability company (“CDCM”), (v) Colony Capital Operating Company, LLC, a Delaware limited liability company (“CCOC”), (vi) solely for the purposes of Section 3.4(a), Section 4.4(a), Section 4.8, Section 5.1(d), Section 7.5, Section 8.3, Section 9.1(b) and Section 10 hereof, Colony Capital, Inc., a Maryland corporation (“Colony Capital”, and, together with DCMH, CCDH, CDCM and CCOC the “Colony Parties”) and (vii) the Wafra Management Subscriber in its capacity as the “Initial Wafra Representative,” and each of the foregoing Persons described in clauses (i) – (vi), and any other Person that executes, a Joinder Agreement pursuant to the requirements of this Agreement in order to become a party to this Agreement, a “Party” and collectively, the “Parties”.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Wafra Management Subscriber, CCOC and, solely for the limited purposes set forth therein, Colony Capital, have entered into that certain Investment Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Investment Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, W‑Catalina (C) LLC, a Delaware limited liability company (the “Wafra Participation Buyer”), CCOC and, solely for the limited purposes set forth therein, Colony Capital, have entered into that certain Carry Investment Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Carry Investment Agreement”);
WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in the Investment Agreement;
WHEREAS, upon the terms and subject to the conditions set forth in the Investment Agreement, at the Closing, CCOC caused DCMH to issue, sell, transfer and assign to the Wafra Management Subscriber, and the Wafra Management Subscriber subscribed for, purchased and acquired from DCMH, certain Interests, in each case in exchange for the consideration payable at the Closing and as otherwise set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Wafra Management Subscriber, DCMH, CCDH and CDCM are entering into that certain First Amended and Restated Limited Liability Company Agreement of DCMH, dated as of the date hereof (the “A&R DCMH Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, W‑Catalina (SP) LLC, DCMH and Colony DCP Investor, LLC are entering into the Fund I Specified Investment Purchase Agreement, dated as of the date hereof (the “Fund I Specified Investment Purchase Agreement”);

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WHEREAS, concurrently with the execution and delivery of this Agreement, each Managing Director is entering into an Acknowledgement Letter, dated as of the date hereof (the “Acknowledgment Letter”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Managing Directors are entering into those certain A&R Restrictive Covenant Agreements, dated as of the date hereof (the “A&R Restrictive Covenant Agreements”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Ben Jenkins is entering into that certain Amended and Restated Employment Agreement, dated as of the date hereof;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Wafra Management Subscriber, the Wafra Participation Buyer, Colony Capital, Colony DCP (CI) Bermuda LP, a Bermuda limited partnership, and the Company are entering into that certain side letter related to Specified Investments and Warehouse Investments, dated as of the date hereof (the “Specified / Warehouse Investment Side Letter”); and
WHEREAS, reasonably promptly following the execution and delivery of this Agreement, DCMH will establish the Management Incentive Plan.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Ancillary Agreements, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
For purposes hereof, the following terms when used herein shall have the respective meanings set forth as follows:
“A&R DCMH Agreement” has the meaning set forth in the Recitals.
“A&R Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Accelerated Change of Control Transaction” has the meaning set forth in Section 4.4(a).
“Acceptance Notice” has the meaning set forth in Section 4.1(d)(ii).
“Acknowledgement Letter” has the meaning set forth in the Recitals.
“Affiliate” has the meaning set forth in the Investment Agreement.
“Agreement” means this Agreement, including the Schedules and any Exhibits hereto, as such may hereunder be amended or restated from time to time.

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“Allocated Expenses” has the meaning set forth in the Allocation Policy attached as Annex A.
“Ancillary Agreements” means the following agreements, instruments or Contracts: (i) the Investment Agreement and the Carry Investment Agreement, (ii) the Carried Interest Participation Agreement, (iii) the A&R DCMH Agreement, (iv) the Warrants, (v) the A&R Restrictive Covenant Agreements, (vi) the Acknowledgment Letters, (vii) the Fund I Specified Investment Purchase Agreement, (viii) the Specified / Warehouse Investment Side Letter, and (ix) the Purchaser Side Letter.
“Available Cash” for any calendar quarter with respect to any Digital Colony Management Party shall mean (i) the amount of NFRE actually received, plus (ii) the amount of Balance Sheet Management Proceeds actually received, minus (iii) all cash costs, expenses, reductions, offsets, expenditures or other amounts due to the Digital Colony Funds, minus (iv) all Operating Expenses, minus (v) amounts paid or payable in respect of any loan or other indebtedness, minus (vi) capital expenditures, minus (vii) appropriate reserves to meet reasonably anticipated future working capital needs and other liabilities, as determined by the Board in good faith, minus (viii) with respect to DCMH, amounts paid to the then current participants in the Management Incentive Plan, to the extent provided for under the terms and subject to the conditions of the Management Incentive Plan and any applicable award agreements pursuant thereto; plus (ix) any reserves previously taken which have not been used and are no longer needed; provided, that, in determining Available Cash with respect to DCMH for any period subsequent to the Closing Date, (x) Available Cash shall not include any Special Distributable Cash (as defined in the A&R DCMH Agreement) and shall not be reduced on account of any amounts that are attributable to Special Reserve LLC, (y) Available Cash shall not include any NFRE, Balance Sheet Management Proceeds or expenses earned or incurred during, or applicable to any periods prior to the Closing Date whether accrued or not on the Digital Colony Companies’ balance sheet as of the Closing Date and (z) Available Cash shall include any NFRE, Balance Sheet Management Proceeds and expenses earned or incurred during, or applicable to any period that includes and is subsequent to the Closing Date (including revenues where cash is collected prior to the Closing Date that are earned after the Closing Date which shall be included in the determination of the Wafra Management Subscriber’s entitlement to Available Cash without regard to when such revenues were received); provided, that cash bonuses and any stock-based compensation paid in respect of fiscal year 2020 shall be prorated based on the passage of time for the Wafra Management Subscriber’s ownership period during fiscal year 2020 such that the Wafra Management Subscriber will only bear the expense related to such bonuses and compensation attributable to periods subsequent to the Closing Date, except that stock compensation costs shall be determined based on the number of applicable shares issued and not the number of shares granted and the applicable stock price for determining such cost shall be based on the share price on the issue date of such shares and not the price on the applicable grant date.
“Balance Sheet Management Proceeds” means for any period, all net proceeds received by, or otherwise payable to, a Digital Colony Management Party that are not NFRE, excluding, for the avoidance of doubt, proceeds from Sponsor Commitments, Identified Sponsor Commitments, Carried Interest and Excluded Assets (except in the case of Excluded Assets, for any investment vehicle with a nexus to any Excluded Asset that is sponsored as described on Exhibit A

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to the Investment Agreement). For the avoidance of doubt, Balance Sheet Management Proceeds shall include net proceeds attributable to (i) the reinvestment of any NFRE and (ii) the investment of any other capital now or in the future on the consolidated balance sheet of the Digital Colony Management Parties and the reinvestment of such proceeds, in each case unless such proceeds constitute NFRE, Sponsor Commitments, Identified Sponsor Commitments, Carried Interest or Excluded Assets. Notwithstanding anything to the contrary herein or in the Ancillary Agreements, all net proceeds of the Digital Colony Management Parties that do not constitute NFRE, Sponsor Commitments, Identified Sponsor Commitments, Carried Interest or Excluded Assets shall constitute Balance Sheet Management Proceeds at such time as the Board determines to distribute such cash, securities and other property in accordance with the A&R DCMH Agreement.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state, or foreign law for the relief of debtors.
“Board” has the meaning set forth in Section 2.2.
“Business Day” has the meaning set forth in the Investment Agreement.
“Buyer Indemnitee” has the meaning set forth in the Investment Agreement.
“Carried Interest” has the meaning set forth in the Carried Interest Participation Agreement.
“Carried Interest Participation Agreement” has the meaning set forth in the Investment Agreement.
“Carry Investment Agreement” has the meaning set forth in the Recitals.
“Cash Compensation” means all salary, draw, and cash bonus.
“Cause” as to any Person, has the meaning set forth in the employment agreement with Colony Capital applicable to the relevant Person as of the date hereof.
“CCDH” has the meaning set forth in the Preamble.
“CCOC” has the meaning set forth in the Preamble.
“CDCM” has the meaning set forth in the Preamble.
“CFIUS Approval” has the meaning set forth in the Investment Agreement.
“CFIUS Redemption Right” has the meaning set forth in the Investment Agreement.
“Client” means any Person to which any Digital Colony Company provides investment management or investment advisory services, including any sub-advisory services, administration services, business services or similar services, including each Digital Colony Fund.

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“Closing” has the meaning set forth in the Investment Agreement.
“Closing Date” has the meaning set forth in the Investment Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Colony Capital” has the meaning set forth in the Preamble.
“Colony Capital Bankruptcy” means (1) any case commenced by Colony Capital or CCOC under any Bankruptcy Law for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Colony Capital or CCOC, any receivership or assignment for the benefit of creditors of Colony Capital or CCOC or any similar case or proceeding relative to Colony Capital or CCOC or any involuntary case for such matters if (A) Colony Capital or CCOC consents to such case, (B) the petition commencing such case is not timely controverted, (C) the petition commencing such case is not dismissed within 30 days of its filing or (D) an order for relief is issued or entered therein; (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Colony Capital or CCOC, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (3) any other proceeding of any type or nature in which substantially all claims of creditors of Colony Capital or CCOC are determined and any payment or distribution is or may be made on account of such claims.
“Colony Capital Group” has the meaning set forth in the Investment Agreement.
“Colony Change of Control” means (a) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act), of (i) at least fifty percent (50%) of all classes of outstanding voting equity interests of Colony Capital or CCOC or (ii) outstanding equity interests entitled to receive at least fifty percent (50%) of the proceeds in the event of a merger, acquisition, or sale of 90% or more of the assets of Colony Capital or CCOC, (b) a sale of 90% or more of the assets of Colony Capital or CCOC, (c) individuals who, as of the Closing Date, constitute the board of directors of Colony Capital (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Closing Date whose election, or nomination for election, by Colony Capital’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Colony Capital, or (d) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring or being granted directly or indirectly, the power to appoint a majority of the members of the board of directors (or equivalent governing body) of Colony Capital or CCOC or to otherwise direct the management or policies of Colony Capital or CCOC by contract.
“Colony Parties” has the meaning set forth in the Preamble.

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“Compensation” means Cash Compensation and the value attributable to equity grants of Colony Capital common stock paid as compensation or bonuses to Digital Colony Personnel or, as provided below, other employees of the Colony Capital Group; provided, that in the case of Digital Colony Personnel or other employees of the Colony Capital Group who do not devote substantially all of their business time and attention to the Digital Colony Companies, Cash Compensation and the value of such equity grants shall be deemed to be the portion of such salary, draw and cash bonus and equity grants that are Allocated Expenses of the Digital Colony Companies as determined in accordance with the Allocation Policy attached as Annex A, except to the extent reimbursed by the Colony Capital Group to the Digital Colony Companies.
“Competing Business” means any business that is competitive with the Digital Colony Business and shall include the provision of capital or investment advisory, investment management, investment sub advisory, or similar services to, a fund or an investment vehicle in exchange for compensation.
“Competing Business Rights” means any and all rights, preferences and privileges of the Wafra Entities set forth in this Agreement, the A&R DCMH Agreement, the Specified / Warehouse Investment Side Letter and the Carried Interest Participation Agreement (including, for the avoidance of doubt, the rights related to Transfers and the other rights set forth in Section 4 and Section 9 of the Carried Interest Participation Agreement, and the covenants, obligations and information rights set forth in Section 5 and Section 6 and Section 7 of the Carried Interest Participation Agreement) in respect of the Ownership Interests (as defined herein and in the Carried Interest Participation Agreement) of the Wafra Entities, mutatis mutandis.
“Competitor” means any Entity or Person that materially competes with the portion of the Digital Colony Business that pertains to Digital Infrastructure; provided, that the following Entities or Persons shall not be deemed “Competitors” for purposes of this Agreement or any Ancillary Agreement: (i) any firm or business whose principal activity is the acquisition of interests in investment or alternative asset managers (e.g., Dyal Capital Partners, Blackstone’s Strategic Capital Group, Petershill Private Equity, or Bonaccord Capital Partners); (ii) sovereign wealth funds, pensions, insurance companies or similar institutional investors, (iii) any Wafra Entity, or (iv) any financial institution or institutional investor (or any Affiliate thereof) that is not otherwise a Competitor. In the case of the preceding clauses (i), (ii) and (iv), any such Person or Entity that has an affiliated division or subsidiary that would otherwise cause it to be a Competitor shall not be deemed a Competitor for purposes of this Agreement or any Ancillary Agreement so long as such Person or Entity has established appropriate operational and information barriers between itself and the affiliated division or subsidiary with respect to Confidential Information.
“Confidential Information” has the meaning set forth in Section 7.1.
“Contemplated Transactions” has the meaning set forth in the Investment Agreement.
“Contract” has the meaning set forth in the Investment Agreement.
“Control” or “Controlled” has the meaning set forth in the Investment Agreement.

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“Conversion” has the meaning set forth in the Investment Agreement.
“Convertible Preferred Interest” has the meaning set forth in the Investment Agreement.
“DCMH” has the meaning set forth in the Preamble.
“DCMH UK Advisers Entities” has the meaning set forth in the Investment Agreement.
“Deferred Redemption” has the meaning set forth in Section 9.1(a).
“Digital Bridge” has the meaning set forth in the Investment Agreement.
“Digital Bridge Acquisition Agreement” has the meaning set forth in the Investment Agreement.
“Digital Colony Business” has the meaning set forth in the Investment Agreement.
“Digital Colony Companies” or “Digital Colony Company” means, individually and collectively as the context may require, (i) each of the Persons set forth on Schedule I and (ii) any Subsidiary of any such Digital Colony Company whenever formed prior to, on or after the date of this Agreement, including in respect of the Participation Entities set forth on Schedule I, the general partner, managing member (or comparable Person) of any Digital Colony Fund.
“Digital Colony Consent” has the meaning set forth in Section 10.1(c).
“Digital Colony Fund” has the meaning set forth in the Investment Agreement.
“Digital Colony Fund I” means Digital Colony Partners I, L.P.
“Digital Colony Fund II” means the successor fund to Digital Colony Fund I, which, as of the date of this Agreement, is expected to be named Digital Colony Partners II, L.P.
“Digital Colony Indemnitee” has the meaning set forth in the Investment Agreement.
“Digital Colony Management Party” means, individually and collectively as the context may require, DCMH and each of its Subsidiaries existing as of, or formed after, the date of this Agreement.
“Digital Colony Personnel” has the meaning set forth in the Investment Agreement.
“Digital Colony Representative” means CCOC or such other Digital Colony Company as may be designated from time to time by the Digital Colony Representative, with prior written notice to the Wafra Representative.

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“Disability” as to any Person, has the meaning set forth in the employment agreement with Colony Capital applicable to the relevant Person as of the date hereof.
“Drag-Along Notice” has the meaning set forth in Section 4.3(a).
“Drag-Along Sale” has the meaning set forth in Section 4.3(a).
“Drag-Along Sellers” has the meaning set forth in Section 4.3(a).
“Entity” has the meaning set forth in the Investment Agreement.
“ERISA” has the meaning set forth in the Investment Agreement.
“Exchange Act” means the U.S. Securities and Exchange Act of 1934.
“Excluded Assets” has the meaning set forth in the Investment Agreement.
“Fee Reduction Arrangement” has the meaning set forth in the Carried Interest Participation Agreement.
“Fee Revenue” means all management fees, business services fees, transaction fees, monitoring fees and all other fees or revenue relating to the provision of management services in respect of the Digital Colony Business (including all such fees paid by the Digital Colony Funds or paid to any Digital Colony Management Party, but excluding any such fees allocated to a Third-Party Purchaser that owns equity in a Joint Venture Management Entity).
“Fiscal Year” means a fiscal year of the applicable Digital Colony Fund or Digital Colony Management Party.
“Fund Documentation” has the meaning set forth in the Investment Agreement.
“Fund I Specified Investment Purchase Agreement” has the meaning set forth in the Recitals.
“GAAP” has the meaning set forth in the Investment Agreement.
“Good Reason” as to any Person, has the meaning set forth in the employment agreement with Colony Capital applicable to the relevant Person as of the date hereof.
“Governmental Authority” has the meaning set forth in the Investment Agreement.
“Identified Sponsor Commitments” has the meaning set forth in the Investment Agreement.
“Independent Appraiser” shall have the meaning set forth in Section 4.6(b).
“Initial Wafra Representative” has the meaning set forth in the Preamble.
“Intellectual Property” has the meaning set forth in the Investment Agreement.

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“Interest” means any limited partnership, limited liability company and/or equity interest, as the case may be, of a Digital Colony Company.
“Investment Agreement” has the meaning set forth in the Recitals.
“IPO” means an initial public offering of equity securities registered under the Securities Act or under any U.S. or non-U.S. securities Law.
“IRS Schedule K-1” has the meaning set forth in Section 6.5(d).
“Issue Notice” has the meaning set forth in Section 3.3(b)(ii).
“Issue Price” has the meaning set forth in Section 3.3(b)(ii).
“Joinder Agreement” means a Joinder Agreement in the form attached hereto as Schedule II.
“Joint Venture Management Entity” means any Subsidiary of a Digital Colony Management Party formed with one or more Third-Party Purchasers for purposes of effecting a bona fide joint venture in accordance with the terms of this Agreement (including Section 5.1(b)(xii)) and the other Ancillary Agreements that is not directly or indirectly wholly owned by DCMH and that is engaged in the provision of investment management, investment advisory or other services to Digital Colony Funds.
“Law” has the meaning set forth in the Investment Agreement.
“Liabilities” has the meaning set forth in the Investment Agreement.
“Liquidation Event” has the meaning set forth in the Investment Agreement.
“Liquidation Preference” has the meaning set forth in the Investment Agreement.
“Losses” means all liabilities, obligations, claims, Taxes, losses, penalties, actual damages (including, for the avoidance of doubt, diminution in value), consequential damages (to the extent reasonably foreseeable), costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and out-of-pocket disbursements).
“Management Distributions” has the meaning set forth in Section 9.1(a).
“Management Incentive Plan” means a management incentive plan providing for cash and/or equity based incentives to Digital Colony Personnel that is approved in writing by the Wafra Representative.
“Management Interests Consideration Amount” has the meaning set forth in the Investment Agreement.

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“Managing Directors” and “Managing Director” have the meanings set forth in the Investment Agreement.
“Minimum Return Threshold” has the meaning set forth in Section 4.6(c).
“NASDAQ” means the Nasdaq stock market.
“New Company Securities” means any debt, equity or equity-like interest or participation right in a Digital Colony Company (including any Interest), or securities, rights or interests of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for any such Ownership Interests; provided, that such sales or issuances are either permitted under this Agreement or, if applicable, the A&R DCMH Agreement, or approved by the Wafra Representative as required pursuant to this Agreement and, if applicable, the A&R DCMH Agreement; and provided, further, that the term “New Company Securities” does not include (x) bank loans, revolving credit facilities, letters of credit or other customary commercial banking arrangements or (y) securities issued (i) pursuant to any dividend, split, combination or other reclassification by a Digital Colony Management Party of Interests, treating each class or series of outstanding Interests equally; (ii) by one Digital Colony Management Party that is wholly owned (directly or indirectly) by a Digital Colony Management Party to such Digital Colony Management Party that wholly owns (directly or indirectly) the issuing Digital Colony Management Party; (iii) pursuant to the Management Incentive Plan (but only to the extent contemplated by Schedule 3.4(c)); (iv) pursuant to an IPO by any Digital Colony Management Party (or successor corporation thereto) or other entity formed for the purposes of an IPO of the Digital Colony Business, subject to compliance with Section 4.8; or (v) in connection with the Conversion.
“NFRE” means, as to any time period, all Fee Revenue, but shall not include (i) Carried Interest, (ii) any proceeds from Sponsor Commitments or Identified Sponsor Commitments, (iii) Excluded Assets (except for any investment vehicle with a nexus to any Excluded Asset that is sponsored as described on Exhibit A to the Investment Agreement), for so long as such assets constitute Excluded Assets and (iv) any Losses of a Digital Colony Company arising from any Proceeding (as defined in the Investment Agreement) against such Digital Colony Company brought or maintained by any member of the Colony Capital Group.
“NFRE Recipient” has the meaning set forth in the Investment Agreement.
“Non-Aggregated Information” has the meaning set forth in Section 4.1(b).
“NYSE” means the New York Stock Exchange.
“OFAC” means the U.S. Department of Treasury Office of Foreign Asset Control.
“Offer Notice” has the meaning set forth in Section 4.1(d)(i).
“Offered Interests” has the meaning set forth in Section 4.1(d)(i).
“Offered Party” has the meaning set forth in Section 4.1(d).

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“Offering Wafra Management Subscriber” has the meaning set forth in Section 4.1(d).
“Operating Expenses” has the meaning set forth in the Allocation Policy attached as Annex A.
“Organizational Documents” has the meaning set forth in the Investment Agreement.
“Ownership Interests” means any equity interests in any Digital Colony Management Party.
“Parties” and “Party” have the meanings set forth in the Preamble.
“Partnership Audit Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any regulations and other guidance promulgated thereunder, and any similar state, local or non-U.S. legislation, regulations or guidance.
“Permits” has the meaning set forth in the Investment Agreement.
“Permitted Transfer” means, with respect to Transfers of Ownership Interests, any Transfer of Ownership Interests by Colony Capital or any of its Controlled Affiliates to Colony Capital or another Person that is then a Controlled Affiliate of Colony Capital (which Person, for this purpose, shall not include any natural Person or any Related Persons of a natural Person); provided, that any such Person agrees to Transfer such Ownership Interest back to the applicable Transferor to the extent such Person is no longer a Controlled Affiliate of Colony Capital in the future.
“Person” has the meaning set forth in the Investment Agreement.
“Portfolio Company” has the meaning set forth in the Investment Agreement.
“Portfolio Sale” shall mean a sale of the Wafra Entities’ interests in at least four (4) asset managers with the purchase price paid with respect to the Wafra Entities’ Ownership Interests comprising no more than 24.9% of the total purchase price (as determined on a fair market value basis) of the interests being sold, including such Ownership Interests.
“Preferred Dividend” has the meaning set forth in the Investment Agreement.
“Post-Closing Restructuring” has the meaning set forth in the Investment Agreement.
“Pro Rata Portion” has the meaning set forth in Section 3.3(b)(iii).
“Purchaser” has the meaning set forth in Section 4.2(a).
“Purchaser Side Letter” has the meaning set forth in the Investment Agreement.
“Redemption Amount” has the meaning set forth in Section 9.1(a).

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“Redemption Date” has the meaning set forth in Section 9.1(a).
“Redemption Event” means the occurrence, prior to the earlier of (a) the termination of the investment period of Digital Colony Fund II with a minimum size of $5,000,000,000 (such termination other than on account of one of the following events) and (b) the fifth (5th) anniversary of the Closing Date, of any of the following events:

(a)
at any time prior to the closing of $2.0 billion of aggregate third-party commitments (in addition to any commitments by any direct or indirect equityholder of Wafra) to Digital Colony Fund II, other than as a result of death or Disability:

i.
Marc Ganzi ceases to (x) be actively involved in the activities of the Digital Colony Companies, (y) to devote substantially all of his business time and attention to Colony Capital and the Digital Colony Business in the aggregate, or (z) to be a member of the investment committee of Digital Colony Fund I or Digital Colony Fund II to the extent Digital Colony Fund II has had a bona fide first closing on third-party commitments; and

ii.
Ben Jenkins ceases to (w) devote a substantial majority of his business time and attention to matters related to the business and affairs of the Digital Colony Companies, (x) devote substantially all of his business time and attention to Colony Capital and the Digital Colony Companies in the aggregate, (y) maintain an active role with the Digital Colony Companies consistent in all material respects with the role Ben Jenkins performs today, or (z) to be a member of the investment committee Digital Colony Fund I or Digital Colony Fund II to the extent Digital Colony Fund II has had a bona fide first closing on third-party commitments;

(b)
any event, fact or circumstance that constitutes “Cause” occurs under the Digital Colony Partners, L.P. limited partnership agreement (as such term is defined therein) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II and thereafter under the limited partnership agreement of Digital Colony Fund II and the general partner of such Digital Colony Fund is removed for “Cause” pursuant to such limited partnership agreement; or

(c)
a “Key Person Event” occurs pursuant to the limited partnership agreement of Digital Colony Partners, L.P. (as such term is defined therein) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II and thereafter pursuant to the limited partnership agreement of Digital Colony Fund II (as such term or comparable definition is defined therein) in which (A) both Marc Ganzi and Ben Jenkins cease to satisfy the Required Involvement (as defined in the applicable limited partnership agreement) as a result of the termination of employment without Cause or the departure for Good Reason of both Marc Ganzi and Ben Jenkins (unless

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cured or waived by such Digital Colony Fund), (B) (1) either Marc Ganzi or Ben Jenkins ceases to satisfy the Required Involvement (as defined in the applicable limited partnership agreement) as a result of the termination of employment without Cause of Marc Ganzi or Ben Jenkins (as applicable) or the departure of Marc Ganzi or Ben Jenkins (as applicable) for Good Reason and (2) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II, more than two (2) of the DCF Key Executives (as defined in the limited partnership agreement of Digital Colony Fund II), or thereafter, a majority of the DCF Key Executives (as defined in the limited partnership agreement of Digital Colony Fund II), cease to satisfy the Required Involvement (unless cured or waived by such Digital Colony Fund), or (C) the Colony Capital Group (including the Digital Colony Companies) and current and former employees of any such entities cease in the aggregate to own at least 50% of the Carried Interest or control at least a majority of the voting interest in the general partner entity of such Digital Colony Fund.
“Redemption Notice” has the meaning set forth in Section 9.1(a).
“Redemption Right” has the meaning set forth in Section 9.1(a).
“Regulatory Decision Period” has the meaning set forth in the Investment Agreement.
“Related Party Transactions” means any transaction between any Digital Colony Company on the one hand, and any member of the Colony Capital Group, Managing Director, Successor, Digital Colony Personnel or any Digital Colony Company that is not wholly-owned by another Digital Colony Company, on the other hand.
“Related Person” has the meaning set forth in the Investment Agreement.
“Representative” has the meaning set forth in Section 7.1.
“Sale Event” means a merger, acquisition, or sale of 90% or more of the assets of the Digital Colony Management Parties, a Colony Change of Control, or an Accelerated Change of Control Transaction.
“Sale Notice” has the meaning set forth in Section 4.1(d)(iii).
“Sale Notice Period” has the meaning set forth in Section 4.1(d)(iii).
“Sale Rejection Notice” has the meaning set forth in Section 4.1(d)(iii).
“SDN List” has the meaning set forth in Section 6.3(h).
“Securities Act” means the U.S. Securities Act of 1933.
“Share Cap” has the meaning set forth in Section 9.1(b).
“SPE Investor” has the meaning set forth in Section 4.7.

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“Special Reserve LLC” has the meaning set forth in the A&R DCMH Agreement.
“Specified Colony Change of Control” means a Colony Change of Control set forth in clause (a) or clause (b) of the definition of “Colony Change of Control.”
“Specified Colony Asset Transaction” has the meaning set forth in Section 4.8.
“Specified Employee” has the meaning set forth in Section 5.1(e).
“Specified Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.
“Specified Percentage” has the meaning set forth in the Investment Agreement.
“Specified / Warehouse Investment Side Letter” has the meaning set forth in the Recitals.
“Spin-Off” means any distribution or dividend by Colony Capital to its shareholders of shares of capital stock of any class or series, or any similar equity interest, of another issuer that is directly or indirectly controlled by Colony Capital.
“Sponsor Commitment” has the meaning set forth in the Carried Interest Investment Agreement.
“Subsidiary” has the meaning set forth in the Investment Agreement.
“Successor” has the meaning set forth in the Investment Agreement.
“Tag-Along Interests” has the meaning set forth in Section 4.2(a).
“Tag-Along Notice” has the meaning set forth in Section 4.2(a).
“Tag-Along Sale” has the meaning set forth in Section 4.2(a).
“Tag-Along Seller” has the meaning set forth in Section 4.2(a).
“Tagging Interest” has the meaning set forth in Section 4.2(a).
“Tax” has the meaning set forth in the Investment Agreement.
“Tax Proceeding” has the meaning set forth in Section 6.5(e).
“Taxing Authority” has the meaning set forth in the Investment Agreement.
“Total Management Consideration Amount” has the meaning set forth in Section 9.1(a).
“Third-Party Purchaser” means a bona fide third party that is not an Affiliate of any Digital Colony Company, member of the Colony Capital Group, Managing Director or Successor

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(and any of their Related Persons) and in which no Digital Colony Company, member of the Colony Capital Group, Managing Director or Successor (or any of their Related Persons) owns any direct or indirect equity interest (other than passive equity interests in a public company collectively representing less than 5.0% of the total outstanding equity interests of such public company). “Third-Party Purchaser” shall not include any Digital Colony Personnel, personnel of the Colony Capital Group (and any of their Related Persons) and their respective Transferees.
“Transaction Expenses” has the meaning set forth in Section 10.7.
“Transfer” means (i) with respect to any right or interest, any direct or indirect sale, exchange, assignment, pledge, hypothecation, transfer, issuance or other disposition (whether by operation of Law or contract, public offering, merger, sale of assets or otherwise), (ii) with respect to any obligation, any direct or indirect assignment or (iii) any agreement to effect any of the foregoing referenced in clauses (i) and (ii). For purposes of this Agreement, no Transfer (a) of any Colony Capital common stock or other securities of Colony Capital publicly traded on any national securities exchange, (b) of any direct or indirect equity interest in any Wafra Entity or CCOC (other than, as to CCOC, to the extent that the Digital Colony Business comprises 90% or more of the assets of CCOC), or (c) in connection with a Spin-Off, shall be deemed to be a Transfer of all or any portion of the Interests. “Transferor”, “Transferee”, “Transferred” and “Transferring” shall have correlative meanings.
“Treasury Regulations” has the meaning set forth in the Investment Agreement.
“Unapproved Third Party” means a third party that (a) is a Competitor at the time of any applicable Transfer, (b) would, in the good faith opinion of the Digital Colony Representative, be viewed to bring the Digital Colony Business into disrepute or materially adversely impact the ability of the Digital Colony Business to raise subsequent Digital Colony Funds or conduct one or more of its material businesses or material investment strategies, (c) is insolvent or subject to bankruptcy proceedings, (d) is a public or governmental pension plan subject to public disclosure obligations (except to the extent measures intended to limit the public disclosure of Confidential Information in respect of an applicable Transfer are implemented), (e) is a “bad actor” under Rule 506(d) under the Securities Act, other than any such Person that has received, and is in compliance with, a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii) of Regulation D or (f) is subject to United States sanctions administered by OFAC or similar laws of another jurisdiction.
“VWAP” has the meaning set forth in the Warrants.
“Wafra Consent” has the meaning set forth in Section 10.1(c).
“Wafra Dragged Interests” has the meaning set forth in Section 4.3(a).
“Wafra Entity” means (i) WINC or any Affiliate of WINC, (ii) Wafra Strategic Holdings LP and/or one or more other investment vehicles or funds sponsored, managed and controlled by WINC or any of WINC’s Affiliates, or (iii) any limited partner of or investor in Wafra Strategic Holdings LP.

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“Wafra Investment Amount” has the meaning set forth in the Investment Agreement.
“Wafra IPO” means an IPO of any Wafra Entity, which shall include any Wafra Entity formed after the date hereof.
“Wafra Management Subscriber” has the meaning set forth in the Preamble.
“Wafra Name” means the name of any Wafra Management Subscriber, any of the other Wafra Entities, Wafra, or any of their respective Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by any of the foregoing.
“Wafra Participation Buyer” has the meaning set forth in the Recitals.
“Wafra Representative” means the Initial Wafra Representative as of the date hereof, or such other Wafra Entity as may be designated from time to time by the Wafra Representative, with prior written notice to the Digital Colony Representative.
“Warehouse Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.
“Warrants” has the meaning set forth in the Investment Agreement.
“WINC” means Wafra Inc., a Delaware corporation.
“Withholding Taxes” has the meaning set forth in Section 6.5(b).
SECTION 2

GOVERNANCE
2.1.    Control of Digital Colony Companies. Subject to the Wafra Entities’ rights set forth herein and in the Ancillary Agreements, to the fullest extent permitted by law, the Digital Colony Management Parties and their governing bodies will retain sole authority and control over all institutional, investment and other decisions and actions of any kind taken by the Digital Colony Management Parties.
2.2.    Board Rights. DCMH shall be a board managed limited liability company. Prior to receipt of the CFIUS Approval, the board of managers of DCMH (the “Board”) shall be comprised of five (5) managers designated by CCOC. Following receipt of the CFIUS Approval, the Board shall be comprised of five (5) managers designated by CCOC from time to time and one manager designated by the Wafra Representative from time to time, which manager shall, subject to the terms of this Agreement, have all of the same rights and obligations as a manager designated by CCOC. Decisions of the Board shall require the approval of a majority of the members of the Board by affirmative vote (whether in person or by telephone conference call or similar electronic means) or written consent, subject to prior written notice of any meeting or proposed action of the Board at least two (2) Business Days in advance. Any member of the Board designated by the Wafra

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Representative shall be entitled to receive all information at the same time and in the same form as the other members of the Board. The Board shall hold regular meetings at least once during each calendar quarter in person at the offices of the Digital Colony Companies or by telephone conference call or similar electronic means, on such dates as mutually agreed by the Wafra Representative and DCMH. The Board shall manage the business and affairs of DCMH and have discretion to direct and approve key personnel matters (including partnership promotion plans), strategic planning, any material legal or regulatory matters, and any other material matters customary and appropriate for a board of managers (including receiving updates regarding the investment performance of the Digital Colony Funds). Subject to the terms of this Agreement, the Wafra Representative shall also be entitled to designate a reasonable number of observers to the Board that shall be entitled to receive the same notices and information as the other members of the Board, at the same time and in the same form as such other members, and shall have the right to attend all meetings of the Board in a non-voting, observer capacity. Notwithstanding anything to the contrary in this Agreement, no observer designated by the Wafra Representative shall be entitled to attend or otherwise participate in, and shall, to the extent applicable, waive notice of and recuse themselves from such meetings or portions thereof, and shall not be entitled to receive any information if, in each case, DCMH has reasonably determined (based on advice of outside counsel) that providing such information is reasonably likely to (A) jeopardize an attorney-client privilege or cause a loss of attorney work product protection or (B) violate a contractual confidentiality obligation to any third party. Any member of the Board or observer designated by the Wafra Representative shall be bound by and subject to the confidentiality obligations set forth in Section 7 as if he or she were a Representative of the Wafra Entities.
SECTION 3
WAFRA MANAGEMENT SUBSCRIBER INTEREST
3.1.    Interest Generally.
(a)    Distributions. DCMH shall make distributions of Available Cash to its members in accordance with the terms of the A&R DCMH Agreement.
(b)    Restructuring. In the event that the Wafra Management Subscriber is prohibited from holding Ownership Interests under applicable Law, the Wafra Management Subscribers will, and will cause the other relevant Wafra Entities to, or the applicable Digital Colony Management Party will, as applicable, cooperate in good faith with the Digital Colony Management Parties or the Wafra Entities, as applicable, with respect to such reasonably necessary actions as may be required to cause the holding of such Ownership Interests to comply with applicable Law in a manner reasonably satisfactory to both Parties. For the avoidance of doubt, nothing in this Section 3.1(b) shall be interpreted to require any Party to act in a manner in violation of any applicable Law or in violation of its fiduciary duties, as reasonably determined by such Party on the written advice of counsel (which need not be a formal legal opinion), to the investors in any Digital Colony Fund or to any Wafra Entity, as applicable.
3.2.    [Reserved].

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3.3.    Dilution; Preemptive Rights; Ratchet Protection.
(a)    Dilution.
(i)    Other than dilution pursuant to the Management Incentive Plan pursuant to Section 3.4(c) (which for the avoidance of doubt, shall not dilute or affect the right of the Convertible Preferred Interest to receive its full Liquidation Preference), until the earliest of (x) the Conversion, (y) the exercise of the CFIUS Redemption Right and the corresponding redemption of the Convertible Preferred Interest or (z) such time that the Regulatory Decision Period has expired and CFIUS Approval has not been obtained and DCMH does not exercise the CFIUS Redemption Right within the exercise period therefor, the Interests of the Wafra Management Subscribers will not be subject to direct or indirect dilution, and thereafter the Ownership Interests of the Wafra Management Subscribers will be subject to pro rata dilution only for issuances of New Company Securities for cash by the Digital Colony Management Parties to any Third-Party Purchaser alongside the other equityholders of each such Digital Colony Management Party (including, for the avoidance of doubt, alongside Colony Capital) in the case of business combinations, acquisitions, third-party capital raises, strategic partnerships and/or joint ventures, and subject, to the extent applicable, to any other preemptive, tag-along or other similar rights of the Wafra Management Subscriber. For the avoidance of doubt, except as set forth in this Section 3.3(a) and subject to the procedures set forth in Section 3.3(b), in no event shall any Wafra Entity’s Ownership Interests, directly or indirectly, be diluted without Wafra Consent.
(ii)    Other than pursuant to the terms of the A&R DCMH Agreement and the Management Incentive Plan, no redemption or repurchase of equity of a Digital Colony Management Party shall be permitted without Wafra Consent, unless such redemption or repurchase would not be dilutive of the Wafra Entities’ Ownership Interests, the Wafra Entities do not bear any portion of the redemption or repurchase proceeds used to effect such redemption or repurchase and the Wafra Entities do not otherwise bear any expense in respect thereto. To the extent any dilution permitted pursuant to this Section 3.3(a) is reversed in any manner, the applicable Interests of the Wafra Entities shall accrete but only to the extent of such prior dilution of the Interests.
(b)    Preemptive Rights on New Issuances.
(i)    New Issuances. If at any time any Digital Colony Management Party proposes to issue New Company Securities in exchange for cash, each Wafra Management Subscriber shall have the right to purchase such New Company Securities on the terms and subject to the conditions set forth in this Section 3.3(b).
(ii)    Notice of New Company Securities. The Digital Colony Representative shall deliver to each Wafra Management Subscriber a written notice of any proposed issuance of New Company Securities (the “Issue Notice”), describing (i) the type of New Company Securities, (ii) the amount of New Company Securities proposed to be issued, (iii) the per security price of such New Company Securities (the “Issue Price”), and (iv) the general terms upon which the applicable Digital Colony Management Party proposes

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to issue the same at least thirty five (35) days prior to the closing of the proposed sale of such New Company Securities.
(iii)    Preemptive Right. At any time following receipt of the Issue Notice until five (5) days prior to the closing date of the proposed sale as set forth in the Issue Notice (such period of time, the “Election Period”) after receipt of the Issue Notice, each Wafra Management Subscriber may, by giving written notice to the Digital Colony Representative, elect to purchase that number of New Company Securities proposed to be issued equal to (x) the total number of New Company Securities so proposed to be issued multiplied by (y) a fraction, the numerator of which is the number of Ownership Interests held by such Wafra Management Subscriber on an as-converted basis and the denominator of which is the total number of Ownership Interests held by all equityholders in the applicable Digital Colony Management Party, at the Issue Price and on the terms set forth in the Issue Notice (such number with respect to such Wafra Management Subscriber, its “Pro Rata Portion”). Prior to the Conversion, any calculation of the Ownership Interests held by the Wafra Management Subscribers shall be determined on as-converted basis assuming that the Convertible Preferred Interests held by the Wafra Management Subscriber have been converted into the Specified Percentage of the total outstanding Interests of the applicable Digital Colony Management Party.
(iv)    Purchase Price. The purchase price for the New Company Securities purchased by a Wafra Management Subscriber under this Section 3.3(b) shall be an aggregate amount in cash equal to the Issue Price multiplied by its Pro Rata Portion of the proposed issuance.
(v)    Payment. Payment of the amount calculated pursuant to Section 3.3(a)(iv) shall be made by the Wafra Management Subscriber paying such amount by wire transfer of immediately available funds to an account or accounts designated by the Digital Colony Representative, at the same times and in the same manner as the other participants in the applicable issuance.
(vi)    Company’s Right to Issue. In the event the Digital Colony Representative delivers the Issue Notice described in Section 3.3(b)(ii) and no Wafra Management Subscriber has elected to exercise its rights set forth in Section 3.3(b)(iii) within the Election Period, the Digital Colony Management Party proposing to issue New Company Securities pursuant to such Issue Notice will have one hundred twenty (120) days from the end of the Election Period to sell all such New Company Securities at a price and upon terms no more favorable to the purchasers thereof than the price and terms specified in the Issue Notice. In the event such Digital Colony Management Party has not sold all such New Company Securities within said one hundred twenty (120) day period, then such Digital Colony Management Party will not thereafter issue or sell any New Company Securities without first offering such New Company Securities to each Wafra Management Subscriber in the manner provided herein.
(vii)    Each Wafra Management Subscriber and each Colony Party shall cooperate in good faith to effect such transaction in such a manner so as to minimize any adverse legal, regulatory or tax consequences to such Wafra Management Subscriber

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and such Digital Colony Management Party and to minimize the Parties’ obligations to obtain any consents from a third party or Governmental Authority.
(viii)    Notwithstanding the foregoing, in the event that a reasonable business need makes it impracticable to provide the Wafra Management Subscribers notice and implement the procedures required to be implemented hereunder in accordance with this Section 3.3(b), the Digital Colony Management Parties may issue and sell New Company Securities without first complying with the terms of this Section 3.3(b) as such business need and impracticability is determined by the Board; provided, that as promptly as reasonably practicable (and no later than thirty (30) days following such issuance or sale) (i) the purchasers of such New Company Securities shall offer to sell to each applicable Wafra Management Subscriber the portion of such purchased New Company Securities that equals such Wafra Management Subscriber’s Pro Rata Portion of such New Company Securities or (ii) the Digital Colony Management Parties shall offer to issue an incremental amount of New Company Securities to each Wafra Management Subscriber sufficient to constitute such Wafra Management Subscriber’s Pro Rata Portion of such New Company Securities had the Digital Colony Management Parties complied with this Section 3.3(b), in each case, at a purchase price no more, and on terms no less, favorable to such Wafra Management Subscribers than those applicable to such purchasers, using a process substantially similar to that set forth in this Section 3.3(b); provided, further, that any such New Company Securities issued or sold to a Wafra Management Subscriber pursuant to this Section 3.3(b)(viii) shall entitle such Wafra Management Subscribers to retroactively receive the economics with respect to such New Company Securities accruing from and after the date of the initial issuance.
(c)    Anti-Dilution Protection. Without limitation of the provisions set forth in Section 3.3(a) or Section 3.3(b), until July 17, 2022, each Wafra Management Subscriber’s Ownership Interest will be subject to anti-dilution protection on a full ratchet basis in connection with any issuances or secondary sales of Ownership Interests to any Third-Party Purchaser at a lower valuation than the implied valuation of such Ownership Interests as of the date of this Agreement as a result of the completion of the Contemplated Transactions, and the applicable Digital Colony Management Party shall take, and CCOC shall cause such Digital Colony Management Party to take, any action to afford such protection, including by way of example, (i) refunding in cash to such Wafra Management Subscriber the difference between the total price directly or indirectly paid by such Wafra Management Subscriber for its Ownership Interests and the total price paid by such third party (calculated as if such third party had purchased such Wafra Management Subscriber’s Ownership Interests for such price and taking into account such Wafra Management Subscriber’s Specified Percentage of the Ownership Interests) for the purchase by it of equity interests in the applicable Digital Colony Management Party, or (ii) equitably increasing such Wafra Management Subscriber’s Specified Percentages as if such Wafra Management Subscriber had purchased additional Ownership Interests at such lower valuation.
3.4.    Wafra Economic Rights.
(a)    Structure.

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(i)    The entirety of the Digital Colony Business that generates Fee Revenue and Balance Sheet Management Proceeds shall be owned by the Digital Colony Management Parties from and after the Closing, and after the Closing, Colony Capital, CCOC and the Digital Colony Companies shall (x) conduct (and shall take all actions within their control to cause personnel of the Colony Capital Group and Digital Colony Personnel to conduct) and participate in such aspects of the Digital Colony Business exclusively through the Digital Colony Management Parties, (y) at least once per calendar quarter, cause each Digital Colony Management Party to distribute its Available Cash to its respective equityholders until all such Available Cash have been received by DCMH and (z) be permitted to continue to own and operate the Excluded Assets.
(ii)    Except for the expense items and liabilities set forth in the definition of Available Cash (which shall include allocations of Operating Expenses of the Colony Capital Group to the Digital Colony Management Parties), Colony Capital and CCOC shall not permit, and shall take all actions within their control to prevent, any expenses, liabilities or obligations of the Colony Capital Group to be allocated as costs or assumed as liabilities or obligations by the Digital Colony Management Parties (or any other Digital Colony Company), including any expenses, liabilities or obligations in connection with or arising out of that certain Second Amended and Restated Credit Agreement, dated as of January 10, 2017 (as amended from time to time), by and between CCOC, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto. Except in respect of the applicable portions of Fee Revenue and Balance Sheet Management Proceeds in which the Wafra Management Subscribers do not participate with respect to (x) Excluded Assets as set forth above or (y) any Joint Venture Management Entity, Colony Capital and CCOC shall cause each Digital Colony Management Party and any current or future Entity that receives or is entitled to receive Fee Revenue or Balance Sheet Management Proceeds to be owned, directly or indirectly, 100% by DCMH. All cash of DCMH which is attributable to the Management Interests Consideration Amount shall be contributed to Special Reserve LLC and shall be used solely to make loans to one or more members of the Colony Capital Group; provided, that (A) any interest paid thereon shall immediately be distributed by Special Reserve LLC to DCMH and shall immediately thereafter be distributed by DCMH to each Member (as defined in the A&R DCMH Agreement) in proportion to their respective Special Percentage Interests (as defined in the A&R DCMH Agreement), (B) each such loan shall require interest to be paid solely in cash and shall be required to be fully repaid on or before the four (4) year anniversary of the date hereof (including any extensions) and (C) immediately following such repayment, an amount equal to 10% of the Management Interests Consideration Amount shall be distributed by Special Reserve LLC to DCMH and shall immediately thereafter be distributed by DCMH to the Wafra Management Subscriber. Colony Capital and CCOC shall cause any applicable member of the Colony Capital Group to repay all outstanding indebtedness or loans to Special Reserve LLC in accordance with the terms of such indebtedness or loans and each member of the Colony Capital Group shall be jointly and severally liable in respect of such indebtedness or loans. The Wafra Entities shall have rights, preferences and privileges with respect to any NFRE and Balance Sheet Management Proceeds or any aspect of the Digital Colony Business that is not conducted through the Digital Colony Management Parties (taking into account, as applicable, the

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adjustments set forth in the definition of Available Cash) that are identical to the rights, preferences and privileges that the Wafra Entities would have with respect to distributions of Available Cash by DCMH if any aspect of the Digital Colony Business were conducted through the Digital Colony Management Parties, except as otherwise expressly contemplated by this Section 3.4(a).
(iii)    Subject to the following sentence, notwithstanding anything to the contrary contained in this Agreement, Colony Capital and CCOC shall be permitted, if required due to legal, tax or regulatory reasons, to conduct any part of the Digital Colony Business that generates Fee Revenue and Balance Sheet Management Proceeds outside of the Digital Colony Management Parties with the Wafra Representative’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed unless such conduct would be adverse to the Wafra Entities in which case such consent shall be in the Wafra Entities’ sole discretion (it being understood and agreed that, from and after the Closing Date until the completion of the Post-Closing Restructuring, Colony Capital and CCOC shall be permitted to conduct the operations of the DCMH UK Advisers Entities through CCDH and CDCM so long as no Available Cash from the DCMH UK Adviser Entities is distributed during such time). Colony Capital, CCOC and the Digital Colony Companies shall be jointly and severally liable to the extent of any breaches of this Section 3.4(a). Colony Capital and CCOC shall cause all new Digital Colony Personnel who devote all or substantially all of such person’s business time and attention to the Digital Colony Business (determined in the aggregate on a trailing twelve month basis) to be employed by the Digital Colony Companies. Any payments or recovery in connection with any such breaches by the Wafra Management Subscribers shall be grossed up to the extent necessary and appropriate to take into account the Ownership Interests held by the Wafra Management Subscribers at the time such amounts are paid or recovered such that the amount the Wafra Management Subscribers are entitled to receive in the aggregate would not be reduced due to ownership of the Ownership Interests.
(b)    To the extent that any Managing Director is terminated without Cause or otherwise terminates his employment with the Colony Capital Group with Good Reason, and within two (2) years of such termination, any member of the Colony Capital Group participates in a Competing Business of such Managing Director, then the Wafra Management Subscribers shall have the right (but not the obligation) to participate in such Competing Business and shall be entitled to their Specified Percentage (for this purpose, assuming that the Conversion has occurred) of the total NFRE and Balance Sheet Management Proceeds from such Competing Business and the Competing Business Rights, with such participation calculated in a manner consistent with the definition of Available Cash. The participation right set forth in this Section 3.4(b) shall be subject to the Wafra Management Subscribers bearing their pro rata share of all costs associated therewith and making any applicable portion of capital commitments as if such Competing Business were a Digital Colony Fund, with such portion to be ratably adjusted based on the applicable percentage of economic entitlements held by each participant in such Competing Business.
(c)    Reasonably promptly following the Closing, DCMH and the Wafra Management Subscriber may establish the Management Incentive Plan and thereafter, the Management Incentive Plan may not be amended, modified, supplemented or terminated without the prior written consent of the Wafra Representative. No other equity incentive or similar

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compensation plan may be established with respect to the Digital Colony Business without the prior written consent of the Wafra Representative. Vesting arrangements with respect to future Carried Interest grants to Managing Directors and Successors (i) will be substantially similar for any future Digital Colony Fund as such terms are agreed in respect of Digital Colony Fund II, consistent with the terms set forth on Schedule 3.4(c) and (ii) any changes to, or determination to waive or not to enforce, the terms of such vesting arrangements shall be subject to the prior written consent of the Wafra Representative.
SECTION 4
TRANSFER RIGHTS
4.1.    Transfers.
(a)    Transfers by Wafra Management Subscribers. The Wafra Management Subscribers (or other applicable Wafra Entity) shall not Transfer all or any portion of the Ownership Interests, Identified Sponsor Commitments or Sponsor Commitments without Digital Colony Consent (not to be unreasonably withheld, conditioned or delayed); provided, that Wafra Management Subscribers may effect the following Transfers of all or any portion of the Ownership Interests, Identified Sponsor Commitments or Sponsor Commitments without Digital Colony Consent: (i) subject to the relevant Wafra Management Subscribers’ compliance with the terms set forth in Section 4.1(d), Transfers made on or following July 17, 2025; (ii) Transfers to any Wafra Entity; (iii) Transfers in connection with a Wafra IPO of a broader portfolio of asset managers held by any Wafra Entity where the Ownership Interests owned by any Wafra Entity in such Wafra IPO comprise no more than 24.9% of such portfolio (as determined on a fair market value basis); (iv) Transfers in connection with an internal reorganization or similar transaction affecting any Wafra Entity; (v) Transfers made in connection with an in-kind distribution by a Wafra Management Subscriber to any direct or indirect partners, members or other equity holders thereof; (vi) Transfers in connection with any pledge, lien or other transfer related to a customary debt financing or any equity, preferred or structured equity financing of any Wafra Entity; (vii) Transfers as part of a Portfolio Sale; (viii) Transfers from and after the date of any Colony Change of Control, Colony Capital Bankruptcy or, to the extent that the Wafra Management Subscribers do not receive the exchange and registration rights contemplated by the first sentence of Section 4.8, a Specified Colony Asset Transaction; and (ix) a Transfer to a single Transferee and one or more of its Affiliates of an Ownership Interest representing up to 5.0% in the aggregate of the Ownership Interests as of the Closing. Notwithstanding anything to the contrary in this Agreement, Digital Colony Consent shall be required in the event that such direct or indirect Transferee (or its Affiliates) is an Unapproved Third Party. In the case of clauses (iii), (vi) and (vii) of this Section 4.1(a), the Wafra Management Subscriber shall remain the direct party to this Agreement and the applicable Ancillary Agreements. In the case of clauses (i), (ii), (iv), (v), (viii) and (ix), (A) such Transferee will be subject to the same terms, conditions and contractual undertakings with respect to DCMH as the Wafra Management Subscribers, and (B) if any such Transfer is a Transfer of less than all of the Wafra Management Subscriber’s Ownership Interests, the rights of the Wafra Representative will be exercised by a single Person (and no more than two Transferees of the Wafra Management Subscribers shall be entitled to exercise such rights indirectly at any one time).
(b)    Cooperation with Transfers. In connection with the Transfers pursuant to clauses (i), (iii), (vi), (vii), (viii) and (ix) of Section 4.1(a), each applicable Digital Colony

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Management Party and CCOC shall cooperate as reasonably necessary, execute and deliver such agreements and instruments, provide such reasonable support and assistance by providing Confidential Information to any potential Transferee as would customarily be made available to a potential buyer in a sale of a minority position (i.e., consistent with the level and type of information provided to the Wafra Entities in connection with the Contemplated Transactions) or to an underwriter in a Wafra IPO, including documents and reasonable opportunities to ask questions of key executives as customarily provided in connection with a “due diligence” investigation as a Wafra Management Subscriber may reasonably request in connection with any Transfer (or potential Transfer) of its right to any of its Ownership Interest or in connection with a Wafra IPO (or potential Wafra IPO); provided, that if requested by such Digital Colony Management Party or CCOC, any such potential Transferee shall execute a customary confidentiality agreement in a form and substance reasonably satisfactory to the Digital Colony Representative. DCMH shall make customary knowledge qualified representations and warranties to the Wafra Management Subscribers (without any indemnification obligations in respect thereof) to allow the Wafra Management Subscribers to make representations and warranties related to any Digital Colony Management Parties in connection with any such Transfers. Notwithstanding any other provision of this Agreement or the Ancillary Agreements to the contrary, the Wafra Entities shall be free to consummate a Wafra IPO in accordance with Section 4.1(a) at any time; provided, that any disclosure in connection with such Wafra IPO shall not (a) specifically or separately identify or present any financial information regarding the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies or any stakeholders of any of the foregoing in any public filings relating to such Wafra IPO unless presented on an aggregate basis with all other companies in which the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies invest such that the identity of such Persons, as applicable, could not be reasonably deduced therefrom or (b) require the filing of any Ancillary Agreement not already publicly disclosed (clauses (a) and (b), the “Non-Aggregated Information”). Following such Wafra IPO, the Non-Aggregated Information shall not be disclosed unless required by applicable Law or with the prior written consent of the Digital Colony Representative. In connection with any such Wafra IPO, DCMH shall cause each of the Digital Colony Companies to provide reasonable cooperation, support, assistance and information (to the extent reasonably available, the disclosure of which would not violate any Law or any agreement to which any Digital Colony Company, any Digital Colony Fund or any of their Affiliates is subject, or if any other action required or requested by a regulatory authority would not reasonably be expected to have an adverse effect in any material respect on Colony Capital Group, the Digital Colony Companies or any of their respective Affiliates) to the applicable Wafra Entities, at such Wafra Entities’ expense for any reasonable out-of-pocket expense, to the extent that such Wafra Entities’ counsel advises is required in connection with such Wafra IPO. The Wafra Representative shall consult with the Digital Colony Management Parties in good faith regarding, and provide the Digital Colony Management Parties a reasonable opportunity to review and comment upon, the form of any disclosure regarding the Digital Colony Companies, the Digital Colony Funds, the Portfolio Companies or any stakeholders thereof in connection with or following an Wafra IPO. The obligations of the Digital Colony Management Parties and CCOC pursuant to this Section 4.1(b) shall not require the Digital Colony Companies to agree to a restructuring, any regulatory remedies or any other action required or requested by a Governmental Authority that would reasonably be expected to have an adverse effect in any material respect on the Digital Colony Companies or the Colony Capital Group in connection with regulatory approvals related to any such Transfer.

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(c)    Conditions to Transfers. It shall be a condition of the Transfer of any Ownership Interests (i) to any Person, that such Transfer shall not be effected if such Transfer would violate applicable Law or would cause DCMH to become a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (ii) to any Person who is not a party to this Agreement, that such Person sign a Joinder Agreement binding such Person to the provisions of this Agreement.
(d)    Right of First Offer. In the event that any Wafra Management Subscriber (the “Offering Wafra Management Subscriber”) proposes to Transfer all or any portion of the Ownership Interests owned by it to any third party purchaser pursuant to Section 4.1(a)(i), the Offering Wafra Management Subscriber shall first make an offering of such Ownership Interests to CCOC (together with any Controlled Affiliates of CCOC that CCOC designates to exercise its rights under this Section 4.1(d), the “Offered Party”) in accordance with the following:
(i)    The Offering Wafra Management Subscriber shall give notice (the “Offer Notice”) to the Offered Party, stating (i) its bona fide intention to offer such Ownership Interests, (ii) a description and the number of such Ownership Interests to be offered (the “Offered Interests”), and (iii) the price and any material terms and conditions upon which it proposes to offer such Offered Interests, including a list of proposed Transferees, it being agreed that for so long as the Offering Wafra Management Subscriber may sell the Offered Interests to a Transferee without again complying with the right of first offer set forth herein, the Digital Colony Companies will be prohibited from issuing or selling Ownership Interests to any proposed Transferees notified to CCOC.
(ii)    By written notification (the “Acceptance Notice”) to the Offering Wafra Management Subscriber, within thirty (30) days after the Offer Notice is received, the Offered Party may elect to purchase, at the price and on the terms specified in the Offer Notice, all of the Offered Interests proposed to be Transferred by the Offering Wafra Management Subscriber. If the Offered Party does not deliver an Acceptance Notice within thirty (30) days after the Offer Notice is received, the Offered Party shall be deemed to have waived its right to participate in the right of first offer described in this Section 4.1(d) and the Offering Wafra Management Subscriber may Transfer the Offered Interests in accordance with the terms of Section 4.1(d)(iii). Upon the timely delivery of an Acceptance Notice by the Offered Party pursuant to this Section 4.1(d)(ii), the Offering Wafra Management Subscriber and the Offered Party shall be legally obligated to consummate the sale contemplated thereby within thirty (30) days of the date of the Acceptance Notice (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals); provided, further, that the Offering Wafra Management Subscriber shall only be required to give customary representations and warranties with respect to such Wafra Management Subscriber’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests.
(iii)    If the Offered Interests referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(d)(ii), the Offering Wafra

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Management Subscriber may, during the one hundred twenty (120) day period following the expiration of such thirty (30) day period provided in Section 4.1(d)(ii), offer and sell such Offered Interests to any third party at a price not less than 100% of, and upon other terms not materially more favorable to the offeree taken as a whole than, those specified in the Offer Notice. If the Offering Wafra Management Subscriber does not consummate the sale of the Offered Interests within such period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), the right of first offer provided hereunder shall be deemed to be revived and such Offered Interests shall not be offered unless first reoffered to the Offered Parties in accordance with this Section 4.1(d). Notwithstanding the foregoing, at least fourteen (14) days (the “Sale Notice Period”) prior to the desired consummation date of a proposed Transfer pursuant to this Section 4.1(d)(iii), the Wafra Representative shall deliver a notice to CCOC which shall, to the extent not included in or accompanying the Offer Notice relating to such proposed Transfer (i) identify the cash purchase price at which the proposed Transfer is proposed to be made, (ii) identify the prospective Transferee, (iii) identify the proposed signing date and the proposed closing date of such prospective Transfer, (iv) be accompanied by the substantially final proposed purchase agreement and forms of all other agreements (to the extent available) to be entered into by the Offering Wafra Management Subscriber in connection with such Transfer and (v) identify all other material terms and conditions of such Transfer (including with respect to the timing of the payment of the purchase price) (any notice delivered pursuant to this Section 4.1(d)(iii), a “Sale Notice”). If the prospective Transferee is an Unapproved Third Party, the Offering Wafra Management Subscriber shall not consummate such proposed Transfer without Digital Colony Consent.
4.2.    Tag-Along Rights.
(a)    Tag-Along Sale. In the event of a Transfer (other than a Permitted Transfer or a Drag-Along Sale) of Ownership Interests (the “Tag-Along Interests”) by any member of the Colony Capital Group, or by any other holders of Ownership Interests other than Wafra Entities, together with their Affiliates and/or Related Persons (to the extent such holders of Ownership Interests, Affiliates and/or Related Persons collectively own 10% or more of the total Ownership Interests outstanding, in the aggregate, at the time of such first Transfer (but without giving effect to such Transfer)) (a “Tag-Along Seller”) to a Third-Party Purchaser (a “Purchaser”), then each Tag-Along Seller shall be required to, and CCOC shall cause (or, with respect to each Tag-Along Seller that is not a Controlled Affiliate of CCOC, take all actions within its control to cause) each Tag-Along Seller to, provide the Wafra Management Subscribers and the Wafra Representative with at least thirty (30) days’ prior written notice (or, if the Conversion has not occurred at such time, forty five (45) days’ prior written notice) of such Transfer (the “Tag-Along Notice”), which notice shall identify the Purchaser, the percentage of the Ownership Interests proposed to be Transferred by the Tag-Along Seller, the applicable percentage of the then-issued Ownership Interests of the applicable Digital Colony Management Parties that such proposed Transfer represents, a statement as to whether DCMH and CCOC would otherwise be required to issue a Drag-Along Notice under Section 4.3(a), the purchase price therefor, and a summary of the other material terms and conditions of the proposed Transfer. To the extent not previously provided, each Tag-Along Seller shall provide the Wafra Representative, on behalf of the Wafra Management Subscribers, with all material information made available to the Purchaser in connection with the proposed Transfer and any other information reasonably requested by the Wafra Representative to the extent available. Within thirty

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(30) days following receipt of such Tag-Along Notice, the Wafra Management Subscribers that hold Ownership Interests may elect, by providing a written offer to the Tag-Along Sellers and the Purchaser, to Transfer to the Purchaser the Ownership Interests specified therein, up to that percentage of the Ownership Interests of such Wafra Management Subscribers (the “Tagging Interest”) equal to the percentage of the Ownership Interests of the applicable Digital Colony Management Parties held by the Tag-Along Sellers that is proposed to be Transferred by the Tag-Along Sellers, subject to Section 4.6 and Section 4.7, at the same price per Ownership Interest and otherwise on the same terms as those being offered to the Tag-Along Seller (any such Transfer, a “Tag-Along Sale”). Subject to Section 4.5, such Wafra Management Subscriber(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of such Tagging Interest to the Purchaser. Failure by a Wafra Management Subscriber to respond in writing within such thirty (30)-day period shall be deemed to be a waiver of its tag-along rights under this Section 4.2(a) with respect to such Transfer but only to the extent the Tag-Along Seller is not again required to comply with this Section 4.2 in connection with a Transfer. If the Wafra Management Subscribers waive their tag-along rights under this Section 4.2(a), the Tag-Along Sellers shall have the right to consummate such Transfer free of such rights; provided, that (x) such Transfer is fully closed and consummated within one hundred twenty (120) days following the expiration of such thirty (30)-day period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), and (y) the terms of the actual Transfer are no more favorable as to price, and no more materially favorable as to the other terms taken as a whole to the Tag-Along Sellers, than those set forth in the Tag-Along Notice. Notwithstanding the foregoing, if a Wafra Management Subscriber elects to Transfer its Tagging Interest as provided herein, the proposed Transfer of Tag-Along Interests by the Tag-Along Seller to the Purchaser shall not be permitted hereunder and any such purported Transfer shall not be valid (and thus shall not have any force or effect) unless the Purchaser accepts and purchases all of the Tagging Interests tendered by the Wafra Management Subscriber(s) in connection with such proposed Transfer; provided, that, in the event that the Purchaser elects to acquire less than the full amount of both the Tag-Along Interests and the Tagging Interests, the amount of Tag-Along Interests and Tagging Interests being sold to such Purchaser shall be cut back such that the Tag-Along Seller shall be permitted to sell an amount of Tag-Along Interests that represents the same percentage of the Tag-Along Seller’s total Ownership Interests in the applicable Digital Colony Management Parties as the amount of the Tagging Interest that the Wafra Management Subscribers are selling to the Purchaser. Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of Colony Capital or any of its Affiliates to any Wafra Management Subscriber if a proposed Transfer of Ownership Interests pursuant to this Section 4.2(a) is not consummated for any reason, except as otherwise set forth in the definitive documentation related thereto.
(b)    Expenses. For the avoidance of doubt, the Wafra Management Subscriber(s) and the Tag-Along Sellers shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Management Subscriber(s) and the Tag-Along Seller(s)) of the aggregate expenses incurred by all of the applicable Wafra Entities and Tag-Along Seller(s) in connection with any proposed sale or Transfer of the nature referred to in this Section 4.2.

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4.3.    Drag-Along Rights.
(a)    Drag-Along Sale. If the Persons holding Ownership Interests in DCMH representing (i) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (ii) the entitlement to receive 50% or more of all distributions, individually or in the aggregate (the “Drag-Along Sellers”) desire to Transfer to any Purchaser, Ownership Interests in DCMH representing (1) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (2) the entitlement to receive 50% or more of all distributions, whether in one transaction or a series of related transactions (any such transaction or series of related transactions, a “Drag-Along Sale”), then DCMH and CCOC shall or shall cause the Drag-Along Sellers to give thirty (30) days’ prior written notice to the Wafra Representative of the Drag-Along Sale (a “Drag-Along Notice”) which notice shall identify the Purchaser, the percentage of its Ownership Interests proposed to be Transferred in the Drag-Along Sale, the applicable percentage of the then-issued Ownership Interests that such proposed Transfer represents and a summary of the other material terms and conditions of the proposed Drag-Along Sale.  To the extent not previously provided, each Drag-Along Seller shall make available to the Wafra Management Subscribers all material information made available to the Purchaser in connection with the Drag-Along Sale and any other information reasonably requested by the Wafra Representative to the extent available, and (subject to the Wafra Management Subscribers’ rights under Section 4.4, Section 4.6 and Section 4.7) require the Wafra Management Subscriber(s) holding Ownership Interests to sell to the Purchaser at the same price per Ownership Interest and otherwise on the same terms and conditions as those being offered to the Drag-Along Sellers (except as set forth in Section 4.4) that percentage of their Ownership Interests (the “Wafra Dragged Interests”) either (x) as is equal to the percentage of the then issued Ownership Interests proposed to be sold by the Drag-Along Sellers or (y) as is equal to 100% of the Ownership Interests owned by the Wafra Management Subscribers, at the option of DCMH.
(b)    Wafra Dragged Interests. Following receipt of a Drag-Along Notice, the Wafra Management Subscriber(s) holding Ownership Interests shall be obligated to sell to the Purchaser the Wafra Dragged Interests at the same time as the Drag-Along Sellers to the Purchaser. Notwithstanding any provision to the contrary in this Agreement, the Wafra Management Subscriber(s) shall only be required to Transfer the Wafra Dragged Interests in the event that the Purchaser accepts and purchases all of the Wafra Dragged Interests required by the terms of this Agreement to be acquired by the Purchaser in connection with such Drag-Along Sale.
4.4.    Accelerated Change of Control Transaction.
(a)    Generally. Notwithstanding Section 4.2(a) or Section 4.3(a), in connection with any proposed merger, consolidation or business combination or Specified Colony Change of Control or in connection with any proposed Transfer of the nature referred to in Section 4.2(a) or Section 4.3(a) (including for purposes of this Section 4.4 any Transfer to personnel of the Colony Capital Group or Digital Colony Personnel), in each case that would result in Colony Capital (A) no longer directly or indirectly owning a majority of the Ownership Interests or (B) ceasing to Control the Digital Colony Management Parties (an “Accelerated Change of Control Transaction”), then by written notice to the Digital Colony Representative to be delivered within thirty (30) days

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of receipt of the Tag-Along Notice or Drag-Along Notice, as the case may be, the Wafra Management Subscriber(s) may elect to Transfer, or pursuant to Section 4.3(a) (if applicable), DCMH may elect to require the Wafra Management Subscribers to Transfer, to the Purchaser (and in the case of a Specified Colony Change of Control, the right of the Wafra Management Subscribers to Transfer the Ownership Interests to the Purchaser shall be a condition to the consummation of such transaction), 100% of the Wafra Management Subscribers’ Ownership Interests, subject to Section 4.6 and Section 4.7, at the same price per Ownership Interest and otherwise on the same terms and conditions as those being offered to the Tag-Along Seller or Drag-Along Seller or, in the case of a Specified Colony Change of Control, the applicable seller or sellers in such Specified Colony Change of Control, mutatis mutandis. For the avoidance of doubt, in the event of an Accelerated Change of Control Transaction, the Wafra Entities shall be entitled to sell 100% of their Ownership Interests. In connection with any Accelerated Change of Control Transaction, any Sponsor Commitments and Identified Sponsor Commitments shall become freely transferable.
(b)    Accelerated Change of Control Amount. Notwithstanding anything to the contrary set forth in Section 4.3, Section 4.6 and Section 4.7, if any Accelerated Change of Control Transaction occurs prior to July 17, 2025, the Wafra Management Subscriber(s) will be entitled to receive the greater of (i) such Wafra Management Subscriber’s pro rata share of the net proceeds of such Tag-Along Sale or Drag-Along Sale attributable to the Ownership Interests and (ii) an amount that provides such Wafra Management Subscriber with an amount equal to at least the Minimum Return Threshold.
4.5.    Additional Conditions to Tag-Along Sales and Drag-Along Sales. In connection with any Tag-Along Sale or Drag-Along Sale (for the avoidance of doubt, including any Accelerated Change of Control Transaction), the Wafra Management Subscriber(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of the Tagging Interest or Wafra Dragged Interest, as the case may be; provided, that such Wafra Management Subscriber(s) (a) shall only be required to give customary representations and warranties with respect to such Wafra Management Subscriber’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements, or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests, (b) shall not be required to provide any indemnification with respect to any representations, warranties, covenants or agreements made by any other Person, including any Colony Party (for the avoidance of doubt, subject to subclause (a), such Wafra Management Subscriber(s) may be required to provide indemnification in respect of its own representations, warranties, covenants or agreements), (c) shall not be required to bear more than its pro rata portion (based on proceeds received by such Wafra Management Subscriber(s) as compared to the aggregate proceeds in connection with the Transfer) of any indemnification obligation with respect to the representations, warranties and covenants of the other owners of the Ownership Interests (which shall not in any event exceed the net proceeds received by such Wafra Management Subscriber(s) in consideration for the Transfer of such Tagging Interest or Wafra Dragged Interest, as the case may be), and (d) except for confidentiality restrictions consistent with those set forth in this Agreement, shall not be required to agree to any non-compete or other similar restrictive covenants. In addition, each Wafra Management Subscriber and each Colony Party shall cooperate in good faith to effect such Tag-Along Sale or Drag-Along Sale in such a manner so as

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to minimize any adverse legal, regulatory or tax consequences to such Wafra Management Subscriber and such Digital Colony Management Parties and to minimize the Parties’ obligations to obtain any consents from a third party or Governmental Authority.
4.6.    Consideration.
(a)    Valuation. In connection with any Tag-Along Sale, Drag-Along Sale or Accelerated Change of Control Transaction, in evaluating whether the relevant Ownership Interests are being sold at the same price per Ownership Interest and on the same terms and subject to the same conditions that are applicable to the Tag-Along Sale or Drag-Along Sale proposed by the Tag-Along Sellers or Drag-Along Sellers, as applicable, pursuant to Section 4.2 or Section 4.3, the Digital Colony Representative, as applicable, and the Wafra Representative, will work together in good faith to agree on the valuation for the Ownership Interests being sold by the Wafra Management Subscribers, based on the value ascribed by the Purchaser to the Ownership Interests being Transferred and taking into account all of the economics offered to the Tag-Along Sellers and Drag-Along Sellers, as applicable, and each of their respective Affiliates (other than industry standard compensation for future services rendered that are bona fide market compensatory payments), but without regard to time constraint or any contractual restriction, minority, lack of liquidity or marketability, or similar discount; provided, that for purposes of this Section 4.6(a), any securities to be received as consideration in connection with a Tag-Along Sale or a Drag-Along Sale (to the extent permitted hereunder) shall be valued at the fair market value thereof on a post-transaction basis (and not at the value of the Ownership Interests that, absent this Section 4.6(a), would otherwise be exchanged therefor) which fair market value shall not give effect, for purposes hereof, to any discounts as to lack of liquidity, marketability or minority interest or similar discount.
(b)    Independent Appraiser. Absent agreement by the relevant parties with respect to the valuation of the Ownership Interests held by the Wafra Management Subscriber, any applicable Tag-Along Sellers or Drag-Along Sellers or, in the case of an Accelerated Change of Control that is a Specified Colony Change of Control, the seller in such Specified Colony Change of Control, as the case may be, and the Digital Colony Representative and the Wafra Representative, shall jointly select a nationally recognized independent appraiser (the “Independent Appraiser”) to determine the value of the Ownership Interests, who will be instructed to take into account the value of any offer made by an independent third party in making its determination; provided, that the Independent Appraiser shall not be permitted or authorized to determine a valuation of the Ownership Interests that is outside of the range of the valuation of the Ownership Interests proposed by the Wafra Representative, on the one hand, and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand. The Independent Appraiser shall be instructed, as soon as reasonably practicable but within thirty (30) days of the date of the engagement of the Independent Appraiser, to complete its valuation of the Ownership Interests proposed to be Transferred in connection with such transaction, giving due regard to the transaction with the applicable Purchaser, the different series, classes or types of Ownership Interests (taking in account the factors described in Section 4.6(a)) and other assets included in the transaction, and other relevant market factors. The determination of the Independent Appraiser shall be final, binding and conclusive on all parties hereto for all purposes of this Agreement. In connection with the Independent Appraiser’s determination of the value of such Ownership Interests, the Independent Appraiser shall have reasonable access to the Digital Colony Companies’ management team and the books, records and

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other information reasonably requested by such the Independent Appraiser. The fees and expenses of the Independent Appraiser shall be borne by the Wafra Representative, on the one hand, and by the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Appraiser based on the valuation of the Ownership Interests submitted by each of the Wafra Representative and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amount of the valuation in dispute and shall be determined by the Independent Appraiser at the time its determination is rendered on the merits of the matters submitted.
(c)    Minimum Return Threshold. Without limitation of any other provision in this Section 4.6, in the event of a Drag-Along Sale or an Accelerated Change of Control Transaction prior to July 17, 2025, the Wafra Management Subscribers will be entitled to receive, and DCMH shall cause the Wafra Management Subscribers to receive, consideration in respect of such Ownership Interests equal to (1) prior to the second anniversary of the Closing, the product of (x) the percentage of such Wafra Management Subscriber’s total Ownership Interests to be sold in such Transfer, and (y) (i) 1.5 times the aggregate Management Interests Consideration Amount paid by such Wafra Management Subscriber, (ii) minus any distributions received by such Wafra Management Subscriber in respect of the Ownership Interests and Preferred Dividends; (2) after the second anniversary of the Closing and prior to the third anniversary of the Closing, the product of (x) the percentage of such Wafra Management Subscriber’s total Ownership Interests be sold in such Transfer, and (y) (i) 1.75 times the aggregate Management Interests Consideration Amount paid by such Wafra Management Subscriber, (ii) minus any distributions received by such Wafra Management Subscriber in respect of the Ownership Interests and Preferred Dividends; and (3) after the third anniversary of the Closing, the product of (x) the percentage of such Wafra Management Subscriber’s total Ownership Interests to be sold in such Transfer, and (y) (i) 2.0 times the Management Interests Consideration Amount paid by such Wafra Management Subscriber (ii) minus any distributions received by such Wafra Management Subscriber in respect of the Ownership Interests and Preferred Dividends (such applicable amount, the “Minimum Return Threshold”).
(d)    In connection with any Accelerated Change of Control Transaction or Drag-Along Sale, (i) the relevant Wafra Management Subscribers will receive per Ownership Interest consideration pro rata with the other owners of Ownership Interests (including, directly or indirectly, any member of the Colony Capital Group) and taking into account any differences in value as set forth in this Section 4.6), (ii) such Accelerated Change of Control Transaction will be subject to the Minimum Return Threshold, if applicable, and (iii) in such Accelerated Change of Control Transaction or Drag-Along Sale, the relevant Wafra Management Subscribers shall be entitled to receive 100% cash consideration. For the avoidance of doubt, this Section 4.6(d) in no way limits the Wafra Management Subscribers’ right to effect a 100% sale pursuant to Section 4.4.
(e)    For the avoidance of doubt, the Wafra Management Subscriber(s) and the Tag-Along Sellers or Drag-Along Sellers, as applicable, shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Management Subscriber(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s) as applicable) of the aggregate expenses incurred by all of the applicable Wafra Management Subscriber(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s), as applicable, in connection

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with any proposed sale or Transfer of the nature referred to in Section 4.2, Section 4.3, or Section 4.4.
4.7.    SPE Investor. In the event of a Tag-Along Sale, a Drag-Along Sale or a Transfer pursuant to Section 4.4, in each case in which one or more of the Wafra Management Subscribers are Transferring all of their Ownership Interests in a Digital Colony Company, the Digital Colony Management Parties and CCOC shall reasonably cooperate with the Wafra Representative to structure such Transfer with respect to each such Wafra Management Subscriber that is, or that has any direct or indirect owner that is, in each case, a special purpose vehicle (each, an “SPE Investor”) to include each such SPE Investor in such Tag-Along Sale, Drag-Along Sale or Transfer, on the terms of such Tag-Along Sale, Drag-Along Sale or Transfer, or the consummation of such Tag-Along Sale, Drag-Along Sale or Transfer, it being understood and agreed that any costs associated with such inclusion (including reduced transaction value due to the inclusion of such special purpose vehicles) shall be borne solely by such Wafra Management Subscriber. In addition, in connection with any IPO described in Section 4.8, the Digital Colony Management Parties and CCOC shall reasonably cooperate with the Wafra Representative to cause each SPE Investor to be contributed to the IPO entity in exchange for equity of the IPO entity.
4.8.    Registration Rights. In the event that, following a transaction or series of transactions whereby assets of Colony Capital or CCOC are transferred or otherwise disposed of such that the Digital Colony Business comprises 90% or more of the asset value of Colony Capital (a “Specified Colony Asset Transaction”), Colony Capital, CCOC and the Wafra Management Subscribers shall use commercially reasonable efforts to cooperate in order to allow the Wafra Management Subscribers to convert their Ownership Interests into an amount of shares of Colony Capital (or any publicly traded parent company or the applicable publicly traded vehicle) common stock (and Colony Capital, CCOC and the Wafra Management Subscribers will discuss in good faith the manner of implementation of such conversion) such that the Wafra Management Subscribers are entitled to such share of the total issued and outstanding publicly traded equity as the Wafra Management Subscribers’ interest in the Digital Colony Management Parties bears to the value of Colony Capital (or any such publicly traded parent company or publicly traded vehicle) as a whole, and to grant customary and appropriate registration rights. In the event and to the extent that (a) any Digital Colony Management Party (or successor corporation thereto), or other entity formed for the purposes of an IPO of the Digital Colony Business, reasonably expects to undertake an IPO (excluding, for the avoidance of doubt, a Spin‑Off), (b) any shares of common stock of Colony Capital are issued pursuant to Section 9, or (c) one or more of the Warrants are exercised, the Wafra Representative, the Digital Colony Representative and Colony Capital shall enter into one or more registration rights agreements (and, if applicable, exchange and/or conversion agreements) in good faith, in respect of the underlying securities issued in any of the circumstances set forth in clauses (a), (b) or (c) of this Section 4.8, which shall provide, among other things, the Wafra Management Subscriber(s) with the rights with respect to such securities as set forth on Exhibit B, but only to the extent that such securities are not freely tradeable on the NYSE or NASDAQ. For the avoidance of doubt, the Wafra Management Subscribers shall only be permitted to participate directly in any such IPO to the extent Colony Capital (or its Affiliates other than the IPO entity) is selling secondary shares therein (and then on a pro rata basis based on their respective Ownership Interests in relation to the shares sold by Colony Capital).

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SECTION 5
COVENANTS; APPROVAL AND INFORMATION RIGHTS
5.1.    Rights and Operating Covenants. Notwithstanding anything to the contrary set forth in the Organizational Documents of any Digital Colony Management Party or Digital Colony Company:
(a)    DCMH and CCOC hereby covenant and agree that, from and after the Closing, until such time as CFIUS Approval is received (A) neither DCMH nor CCOC shall, and each shall cause the Digital Colony Companies not to, undertake any of the actions set forth in the following clauses (i), (ii), (iii), (iv), (v), (viii), (ix), (xi), (xii), (xiii), (xiv), (xv) or (xvi) of Section 5.1(b) with respect to the Digital Colony Management Parties or their Controlled Affiliates, and (B) to operate the Digital Colony Management Parties and their Controlled Affiliates in the ordinary course of business, consistent with past practice.
(b)    DCMH and CCOC hereby covenant and agree that, following such time as CFIUS Approval is received, neither DCMH nor CCOC shall undertake any of the following actions with respect to the Digital Colony Management Parties or their Controlled Affiliates without the Wafra Representative’s consent (in the case of clause (vii), with such consent not to be unreasonably withheld, conditioned or delayed):
(i)    (x) issuing any Ownership Interest (including any revenue share or any other similar contractual right in any Digital Colony Company) that would rank senior to the Wafra Management Subscribers’ Interests or any applicable Ownership Interest of the Wafra Management Subscribers or (y) otherwise changing DCMH’s capital structure in a manner that disproportionately affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Management Subscribers’ Ownership Interest in DCMH as compared to other equity holders of DCMH;
(ii)    entering into any Related Party Transactions that (a) are not in the ordinary course of business and on arms’ length terms, (b) are above $100,000 individually and $500,000 in the aggregate, annually or (c) involve use of Digital Colony Personnel or assets of the Digital Colony Companies for personal purposes (in each case, other than those transactions (x) contemplated by the A&R DCMH Agreement, or (y) with any Digital Colony Personnel that are investment professionals that are compensatory in nature and specifically contemplated by such professional’s employment agreement or other similar agreement for services with the Digital Colony Companies or the Colony Capital Group as of the date hereof (for the avoidance of doubt, any such transactions or agreements involving luxury expenses or private air travel at levels above those reflected in the historical financial statements or outside current policies of the Digital Colony Companies will require the Wafra Representative’s consent));
(iii)    making, changing or revoking any material tax election or allocation or taking any tax action that could reasonably be expected to have a material and adverse effect on the Wafra Management Subscribers (other than matters specified in Section

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3.3 of the Investment Agreement), including, for this purpose, where the Wafra Management Subscriber is a pass-through entity for tax purposes, any direct or indirect owners of Wafra Management Subscriber that are special purpose vehicles and treated as corporations for U.S. federal income tax purposes;
(iv)    amending DCMH’s Organizational Documents in a manner that adversely affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Management Subscribers in a manner disproportionate to the effect that such amendment has on the other owners of Ownership Interests (other than as set forth in Section 11.1 of the A&R DCMH Agreement as of the date hereof); provided, that any amendment to a substantive provision or agreement that is specific to the Wafra Management Subscribers (or that was otherwise specifically negotiated by the Wafra Management Subscribers) in its capacity as such shall require the prior written consent of the Wafra Representative;
(v)    liquidating or dissolving DCMH or its Controlled Affiliates; provided, that the foregoing shall not prohibit any such actions pursuant to (x) any ordinary course liquidation of holding vehicles (other than DCMH) or (y) any restructuring, reorganization or other similar transaction that does not cause an adverse effect on the Wafra Management Subscribers or any of their economic or other contractual rights;
(vi)    redeeming or repurchasing equity of DCMH, other than pursuant to provisions in the A&R DCMH Agreement to be agreed and pursuant to the Management Incentive Plan;
(vii)    operating the Digital Colony Business in any material respect other than as contemplated by the business plan;
(viii)    requesting or taking any action for voluntary bankruptcy relief or any action pursuant to bankruptcy Laws of any applicable jurisdiction or commencing a voluntary bankruptcy case;
(ix)    entering into mergers, consolidations or business combinations of DCMH or any other vehicle in which the Wafra Management Subscribers, directly or indirectly, own an equity interest or similar contractual right, in which the Wafra Management Subscribers are not offered, directly or indirectly, the same per interest consideration pro rata with the other DCMH equity holders taking into account all of the economics and financial opportunities offered to the other equity holders (excluding industry standard compensation for future services rendered by the other equity holders that are bona fide market compensatory payments); provided, however, that to the extent that any merger, consolidation or business combination is not an Accelerated Change of Control Transaction, the Wafra Management Subscribers’ economic and other contractual rights in respect of DCMH shall not be affected by, and shall continue pro forma in, such merger, consolidation or business combination;
(x)    incurring or guaranteeing (including the pledging of, or creation of any liens on, any assets) (A) any indebtedness that is unrelated to the Digital Colony Business or (B) any other indebtedness (other than in an amount equal to 2.0 times

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NFRE for the trailing twelve (12) months in the aggregate, measured as of the most recent quarter end) which, when cumulated with existing guarantees and indebtedness, at the time incurred or guaranteed exceeds 2.0 times NFRE for the trailing twelve (12) months in the aggregate, measured as of the most recent quarter end;
(xi)    engaging in a new line of business that is not currently conducted by the Digital Colony Companies and is outside of the provision of digital investment and asset management services;
(xii)    any Digital Colony Management Party entering into joint venture or partnership agreements unless such joint venture or partnership agreement (x) is with a third party for a bona fide business purpose and involves the provision of digital investment and asset management services and (y) does not dilute the Wafra Management Subscribers’ pro rata interest in DCMH or adversely affect the rights, preference or privileges (including economic interests or contractual rights) of the Wafra Management Subscribers’ interests in such joint venture (other than dilution alongside the applicable members of the Colony Capital Group with respect to the economics to be shared with the joint venture partner in a bona fide joint venture);
(xiii)    gifting any assets other than for reasonable business purposes;
(xiv)    (x) settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement imposes any conditions or restrictions on the Wafra Management Subscribers (including a settlement that would amend or modify any substantive provision or agreement that is specific to the Wafra Management Subscribers in their capacity as such) or (y) (with the Wafra Management Subscribers’ consent not to be unreasonably withheld, conditioned or delayed) settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement otherwise would disproportionately adversely affect the rights, preferences or privileges (including economic interests or contractual rights) of the Wafra Management Subscribers’ with respect to its investment in DCMH, or (z) taking any action (including settling any litigation) that would create material and adverse regulatory restrictions or tax obligations for the Wafra Management Subscribers or any of their Affiliates outside of the investment in DCMH, unless in each case required by applicable Law; for the avoidance of doubt, matters relating to tax audits and other Tax Proceedings shall be governed by Section 6.5;
(xv)    entering into or electing to participate in any Fee Reduction Arrangements; and
(xvi)    permitting Special Reserve (x) to own any assets other than the amounts contributed to it by DCMH pursuant to Section 2.3(a) of the Investment Agreement and any interest earned thereon in connection with the activities described in the following clause (y), (y) to conduct any business other than the business of making loans with a term of greater than 4 years (including extensions) to one or more members of the Colony Capital Group using the assets described in clause (x) hereof or (z) to waive any

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rights, fail to collect or otherwise amend, modify, supplement or terminate the loans set forth in the preceding clause (y).
(c)    DCMH and CCOC hereby covenant and agree not to make payments or donations in connection with political activities, campaigns or religious groups except as consistent with past practice in all material respects up to $100,000 in the aggregate per year or in respect of any Colony Capital Group employee or Board matching contributions.
(d)    The Operating Expense amounts from the agreed upon business plan through 2022 are set forth on Exhibit A hereto, subject to modification for 2021 to the extent that the Operating Expense amount approved for calendar year 2021 exceeds the corresponding amount set forth on Exhibit A. If the adopted Operating Expense amount for 2021 exceeds the corresponding Operating Expense amount set forth on Exhibit A, then such adopted 2021 Operating Expense amount shall be utilized for purposes of this calculation. For each of fiscal years 2023 and 2024 and prior to the approval of a new business plan as set forth below, the Operating Expense amount may include up to a 10% aggregate annual increase relative to the prior year’s business plan. Prior to the five-year anniversary of the Closing, the Digital Colony Management Parties shall adopt a new business plan in consultation with the Wafra Representative. In the event the Digital Colony Management Parties and the Wafra Representative cannot agree on a new business plan for any given year, the prior year’s business plan shall roll forward with a ratio of Operating Expenses to revenue not in excess of 50%. The Digital Colony Companies shall not incur Operating Expenses in a Fiscal Year in excess of the applicable annual Operating Expense amounts determined in accordance with this Section 5.1(d) without the consent of the Wafra Representative, not to be unreasonably withheld, conditioned or delayed.
(e)    In consideration of the relevant Wafra Entities entering into this Agreement and the benefits to be provided by them and their respective Affiliates under this Agreement, CCOC agrees that, for so long as any Wafra Entity owns an Ownership Interest, no member of the Colony Capital Group will employ, solicit, hire or recruit any Managing Director, Successor, or any other Digital Colony Personnel who is an investment or capital raising professional with the title of “vice president” or a more senior title and who devotes a substantially majority of his or her business time and attention to the Digital Colony Business (each, a “Specified Employee”) or any Person who was a Specified Employee within the eighteen (18) months prior to such time, or otherwise knowingly influence or induce any such Specified Employee to leave such position; provided, however, that the foregoing shall not prohibit general solicitations (including third-party recruiter contacts) or advertisements of employment not specifically directed at such Persons. CCOC shall not, without the prior written consent of the Wafra Representative, waive or amend, and CCOC at all times shall enforce, the terms of all restrictive covenants that bind any Managing Director or Successor. CCOC shall not, and shall cause the Digital Colony Companies not to, terminate Ben Jenkins’ employment without Cause or take any action which would reasonably be expected to result in Ben Jenkins departing for Good Reason, in either case, without the Wafra Representative’s prior written consent. For the avoidance of doubt, any cure period set forth in Ben Jenkins’ employment agreement shall remain in effect.
(f)    To the extent that any member of the Colony Capital Group utilizes the assets, resources, Digital Colony Personnel or otherwise receives services from the Digital Colony Companies, CCOC will (or will cause the applicable member(s) of the Colony Capital Group to)

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promptly reimburse the Digital Colony Companies for all such expenses incurred at a rate and on terms that are arms’ length.
(g)    For purposes of the Investment Agreement, the Parties hereby acknowledge and agree that “Losses” shall be deemed to include damages arising from diminution of value and consequential damages to the extent reasonably foreseeable.
For the avoidance of doubt, none of the rights described in this Section 5.1 shall apply to any action taken or to be taken by any Digital Colony Fund, any Subsidiary of any Digital Colony Fund or any Portfolio Company of any Digital Colony Fund.
5.2.    Information Rights. So long as the Wafra Management Subscribers collectively own any Ownership Interests, DCMH shall provide or make available to the Wafra Representative the following:
(a)    as soon as practicable, and in any event within one-hundred twenty (120) days following the end of each Fiscal Year, beginning with the end of the Fiscal Year ending December 31, 2020, the (i) consolidated audited financial statements of the Digital Colony Management Parties for such Fiscal Year, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP and certified by DCMH’s independent public accountants (which shall be a firm of nationally recognized independent accountants), consisting of statements of (x) the financial condition of the Digital Colony Management Parties and (y) income, cash flows and changes in members’ capital for such Fiscal Year, and (ii) the audited financial statements of the Digital Colony Funds, if any, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP, and certified by the Digital Colony Funds’ independent public accountants (which shall be a firm of nationally recognized independent accountants);
(b)    as soon as practicable, and in any event within sixty (60) days following the end of each of the first three fiscal quarters of each Fiscal Year of the Digital Colony Management Parties, (i) the consolidated unaudited financial statements of the Digital Colony Management Parties for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter and (ii) the unaudited financial statements of each Digital Colony Fund for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter, prepared in accordance with GAAP;
(c)    on a quarterly basis, a summary describing, in reasonable detail, any Related Party Transactions that were entered into, modified or terminated in each such quarter and a true and correct list of each Person who has the right to receive Carried Interest from any Digital Colony Fund, together with the amount and/or percentage of such Carried Interest owned by each such Person, to the extent of any changes from the prior quarter;

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(d)    on a quarterly basis, a copy of the standard reporting package (including financial statements) made available to the investors in any Digital Colony Fund, at substantially the same time such package is generally distributed to such investors;
(e)    on a quarterly basis, copies of investor letters and reports regarding Digital Colony Funds made generally available to investors, at substantially the same time such letters and reports are distributed to such investors;
(f)    on a quarterly basis, a determination of the Available Cash of DCMH (including NFRE and Balance Sheet Management Proceeds and any calculations thereof or adjustments thereto, together with reasonable supporting detail with respect to such calculations), and such other information as may be reasonably requested by the Wafra Representative, in the form attached hereto as Exhibit C;
(g)    no later than thirty (30) days following the end of each Fiscal Year, the Digital Colony Management Parties’ operating budget and business plan prepared with respect to the business of managing the Digital Colony Funds;
(h)    no later than thirty (30) days following the end of each Fiscal Year, the Digital Colony Management Parties’ good faith estimate of projected exit proceeds from each portfolio investment;
(i)    to the extent not restricted by Law, notice as soon as reasonably practicable if the Digital Colony Companies or any Digital Colony Fund receives a non-routine letter from any U.S. or non-U.S. securities regulatory body, including the SEC, describing its findings from an examination conducted by such regulator that identifies any material deficiencies;
(j)    prompt written notice (and in any event not later than five (5) Business Days) after becoming aware of any action or proceeding or receiving notice of any investigation pending before any court or Governmental Authority, including, without limitation, the SEC or any state securities regulatory authority against the Digital Colony Companies or any of their Controlled Affiliates or senior officers of the Digital Colony Companies that claim or allege (x) any violation of any federal or state securities law, rule or regulation, or (y) any breach of fiduciary duties, in each case that would reasonably be expected to have an adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;
(k)    prompt notice of any other material issues that might arise in the Digital Colony Business from time to time, including any action or proceeding or receiving formal written notice of any investigation commenced against any partner of the Digital Colony Companies or any of their employees, directors, officers or partners or any Managing Director or Successor, and any other litigation with respect to any partner of the Digital Colony Companies or any of its employees, directors, officers or partners or any Managing Director or Successor, in each case that may reasonably be expected to have a material adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;
(l)    copies of all materials prepared for the advisory committee of each Digital Colony Fund in which the Wafra Management Subscribers or other Wafra Entity directly or indirectly

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is an investor, including, for the avoidance of doubt, any Digital Colony Fund in which any Wafra Entity is making, directly or indirectly, any Sponsor Commitment, contemporaneously with the distribution of such materials to the members of such advisory committee;
(m)    copies of any material legal, operating, compliance, gift, entertainment and other policies and procedures of the Digital Colony Companies, including any material amendments relating thereto;
(n)    information reasonably requested by the Wafra Representative in connection with any Wafra Consent, approval or other action required to be taken by the Wafra Representative or any other Wafra Entity under this Agreement or the Ancillary Agreements, including information reasonably necessary to confirm compliance with the obligations set forth herein or therein;
(o)    as reasonably requested by the Wafra Representative, valuation materials regarding the reported net asset value of any of the Digital Colony Funds but only to the extent readily available;
(p)    to the extent reasonably practicable, position level information regarding any Digital Colony Fund (and underlying portfolio investments) in which the Wafra Management Subscriber or other Wafra Entity is directly or indirectly an investor, including, for the avoidance of doubt, any Digital Colony Fund in which any Wafra Entity is making, directly or indirectly, any Sponsor Commitment, to the extent such position level information is reasonably requested to assist the Wafra Management Subscribers or any of their Affiliates in the monitoring and valuation of the Wafra Entities’ Interests other than material non-public information (unless it is legally permissible to be so provided) with respect to any securities traded on a national securities exchange;
(q)    calculations provided to any lender in connection with the covenants in, and any reports delivered to any lender in accordance with, any credit agreements or credit facility of the Digital Colony Companies;
(r)    as reasonably requested by the Wafra Representative, all Fund Documentation for the Digital Colony Funds and side letters pertaining thereto (in each case, including any amendments or changes thereto), except for redacted information to the extent required to comply with applicable confidentiality requirements set forth therein;
(s)    upon the reasonable request of the Wafra Representative and to the extent reasonably practicable, such additional information regarding the status of the Digital Colony Business and its financial performance, the performance of each Digital Colony Management Party’s investment products, and legal, regulatory and compliance matters; and
(t)    without limitation of the information and reports described in this Section 5.2, promptly upon request of the Wafra Representative, the Digital Colony Management Parties will provide the Wafra Representative with (i) copies of all materials provided generally to investors in the Digital Colony Funds and other investment products, including, for example, investment

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letters and client and risk reports and (ii) any other information reasonably necessary to confirm compliance with the obligations set forth in this Agreement and the other Ancillary Agreements.
5.3.    Books and Records.
(a)    So long as the Wafra Management Subscribers own Ownership Interests, the Wafra Representative or any representative or agent thereof shall, at the Wafra Representative’s sole expense, have the right:
(i)    to inspect, review, copy and audit the books, records and financial information of any Digital Colony Management Party or any Digital Colony Fund, at such reasonable times during normal business hours upon advance written notice to the Digital Colony Representative, subject to reasonable confidentiality agreements such Digital Colony Management Party or Digital Colony Fund may impose; and
(ii)    to hold, upon reasonable advance written notice, a reasonable number of ad hoc meetings with senior management of the Digital Colony Management Parties;
provided, however, that the exercise of the rights described in each of clause (i) and (ii) shall not unreasonably interfere with the conduct of such Entities’ business. The relevant Wafra Entity may also, at its election, be accompanied by representatives of one or more other Wafra Entities during management or performance meetings. The relevant Wafra Entities will have the right to share with any other Wafra Entities and any of the relevant Wafra Entities’ potential qualified Transferees, on a confidential basis, all materials and information provided to it accordance with this Section 5.3(a) in accordance with Section 4.1(b).
(b)    The Digital Colony Companies will maintain their books and records on an accrual basis consistent with GAAP and the Digital Colony Companies will adopt the accrual method of tax accounting. The Wafra Representative and its Representatives will have the right to inspect and copy the books and records of the Digital Colony Companies and each Digital Colony Fund (and other documents reasonably related thereto) during normal business hours and shall be provided with all information and access to the extent reasonably necessary for the Wafra Representative and its Representatives to confirm compliance with the obligations contained in this Agreement and the Ancillary Agreements.
5.4.    Limitations. Notwithstanding anything to the contrary in this Agreement, (x) the Wafra Entities shall not have the right to (i) receive any material technical information of any Digital Colony Fund or its Portfolio Companies or (ii) manage the day-to-day affairs of any Digital Colony Fund or its Portfolio Companies and (y) nothing in this Article V shall require any Digital Colony Management Party, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to provide access to, or to disclose any information to the Wafra Representative or any of its representatives or agents or any other Wafra Entity if such access or disclosure: (1) would be in violation of applicable Law; (2) would reasonably be expected to violate or breach any provision of any Contract to which any Digital Colony Management Party, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company is a party; (3) would result in disclosure of personal

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information that would expose any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to liability; or (4) would reasonably be expected to jeopardize any attorney-client privilege; provided, that in the event any Digital Colony Management Party, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company elects to withhold access or disclosure on the basis of the foregoing clause (y), the Digital Colony Management Parties shall inform the Wafra Representative as to the general nature of what is being withheld and shall use commercially reasonable efforts to make or cause to be made appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including, as appropriate, entering into joint defense or common interest understandings. For the avoidance of doubt, nothing in this Section 5.4 shall limit any Party’s rights to civil discovery pursuant to the applicable rules of any court or arbitral body.
SECTION 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1.    Representations and Warranties of the Colony Parties. Each of the Colony Parties represents and warrants to the Wafra Management Subscribers, as of the date hereof, and with respect to any Digital Colony Management Party that becomes party hereto by execution and delivery of a Joinder Agreement, as of the date of any such Joinder Agreement, represents and warrants to the Wafra Management Subscriber, severally and not jointly, as follows:
(a)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(b)    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it (including the issuance of the Interest on or after the date hereof) do not and will not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;
(c)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Person;
(d)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any such Colony Party (other than arrangements where a Colony Party or its Affiliates would be solely responsible for such payments).

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6.2.    Representations and Warranties of Wafra. The Wafra Management Subscribers represent and warrant to the Colony Parties, as of the date hereof, severally and not jointly, and each Person that becomes a Wafra Management Subscriber following the date hereof by executing a Joinder Agreement represents and warrants to each Colony Party that on the date of such Joinder Agreement, as follows:
(a)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(b)    its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it do not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;
(c)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Wafra Management Subscriber;
(d)    after giving effect to any applicable look-through provisions required under the U.S. federal securities Law, it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act; and
(e)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Wafra Management Subscriber, other than BofA Securities, Inc.
6.3.    Covenants of the Digital Colony Management Parties. DCMH covenants and agrees that it shall, and shall cause the Digital Colony Companies, unless Wafra Consent is obtained, to:
(a)    reasonably cooperate with the Wafra Management Subscribers in conducting due diligence on the Digital Colony Management Parties in connection with “know your customer” and anti-money laundering compliance;
(b)    include in the DCMH Organizational Documents and other agreements, as applicable, any and all provisions as may be reasonably necessary for it to perform its obligations under, and otherwise comply with, this Agreement;
(c)    maintain all material Permits necessary to carry on its business and comply in all material respects with all applicable Laws in all jurisdictions in which the Digital Colony

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Management Parties conduct the Digital Colony Business, including the securities laws of the United States, when relevant;
(d)    maintain commercially reasonable operating procedures (including disaster recovery plans);
(e)    provide drafts of the Fund Documentation and the Organizational Documents of each Digital Colony Management Party (and any amendments to any such Fund Documentation and Organizational Document) with a reasonable opportunity to review in order to confirm that such Fund Documentation and Organizational Documents would not be in violation of the terms and conditions set forth herein or otherwise in the Ancillary Agreements and shall provide final versions of such documents to the Wafra Representative;
(f)    ensure that the assets of each Digital Colony Fund shall not at any time constitute or be treated as constituting (by reason of a contractual agreement with investors or otherwise) “plan assets” subject to Title I of ERISA, Section 4975 of the Code, or any Law substantially similar to Title I of ERISA or Section 4975 of the Code;
(g)    use reasonable best efforts not to engage in any business or other activities that could cause a Digital Colony Management Party to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery or anti-boycott Laws of the United Kingdom, the United States or any other jurisdiction in which the Digital Colony Management Parties conduct the Digital Colony Business in any material respect;
(h)    (i) maintain and comply with “know your customer” and money laundering reporting procedures, and procedures designed for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including, where required by applicable Law and (ii) prior to accepting a commitment from any investor in any Digital Colony Fund, confirm that such investor is not identified on the OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or any other applicable restricted party list or otherwise subject to sanctions administered by OFAC or any other U.S., U.K. or E.U. Governmental Authority or owned or Controlled by or acting on behalf of any Person listed on the SDN List or any other applicable restricted party list, to the extent prohibited by applicable Law;
(i)    use reasonable best efforts to ensure that no Digital Colony Management Party shall: (i) use any of the assets of any Digital Colony Management Party for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; (ii) establish or maintain any unlawful fund of monies or other assets; (iii) make any false or fictitious entries in the books or records of any Digital Colony Management Party; or (iv) make any unlawful payment;
(j)    keep in full force and effect the material insurance policies covering the Digital Colony Management Parties and Digital Colony Business (or other insurance policies comparable in amount and scope);

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(k)    not Transfer any Intellectual Property owned by any Digital Colony Management Party or any of the Digital Colony Funds (including the right to reference any investment track record) to any other Person other than a Digital Colony Company, (ii) other than in the ordinary course of business consistent with past practice and subject to commercially reasonable confidentiality protections, not disclose or otherwise provide access to any such Intellectual Property of any of the Digital Colony Companies or Digital Colony Funds (including their investment track record) to any third party and (iii) use commercially reasonable efforts to maintain the confidentiality of, and otherwise protect and enforce the applicable rights and the rights of the Digital Colony Funds in, such Intellectual Property and Confidential Information against third-party infringers.
6.4.    Non-Defamation. Each Party agrees that from and after the date hereof, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, knowingly publish, disseminate, or contribute to the publication or dissemination of (as author or “source”) in any book, periodical or other publicly disseminated medium, or in interviews intended for public dissemination, any non-public information regarding any other Party, including information relating to their experiences hereunder. Each Party further agrees that from the date hereof, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, (a) make public any false, defamatory or disparaging statements about any other Party or any Affiliate, officer, director, member, partner, shareholder or employee thereof, or (b) engage in any public course of conduct that would reasonably be expected to bring any other Party or any Affiliate, officer, director, member, partner or shareholder thereof, as applicable, into disrepute or disregard; except, in each case, (i) to the extent such Person reasonably believes to be required by applicable Law or (ii) to the extent related to any litigation or similar proceeding between such Party and any such other Person or in order to exercise or enforce any rights under this Agreement, the Ancillary Agreements and the Organizational Documents of any Digital Colony Management Party, including the provision of information expressly permitted pursuant to Section 7.1. Nothing in this Section 6.4 shall prevent any Person from reporting or providing information to a Governmental Authority.
6.5.    Certain Tax Covenants. DCMH, on behalf of itself and each of the other Digital Colony Management Parties, as applicable, hereby covenants and agrees that:
(a)    Upon the request of any Wafra Management Subscriber in connection with any Transfer of an Interest in a Digital Colony Management Party, to the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local Law) may be made but is not in effect as of the taxable year in which such Transfer occurs with respect to DCMH or any other Digital Colony Management Party that is treated as a partnership for U.S. federal income tax purposes, each applicable Digital Colony Management Party with respect to which such Wafra Management Subscriber has requested such election(s) be made shall make and maintain such election(s) for the taxable year of such Digital Colony Management Party that includes the date of such Transfer.
(b)    The Digital Colony Management Parties shall (i) use commercially reasonable efforts to obtain any exemption from, reduction in, or refund of, Taxes collected by way of withholding (or similar) imposed by any Taxing Authority (whether sovereign or local) with

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respect to amounts allocable to, received by, or distributable by DCMH to the Wafra Management Subscriber (“Withholding Taxes”), (ii) notify the Wafra Management Subscriber of the amount of any Withholding Taxes imposed, (iii) to the extent the exemption from, reduction in, or refund of, Withholding Taxes is required to be applied for by the Wafra Management Subscriber, use commercially reasonable efforts to provide assistance upon the Wafra Management Subscriber’s reasonable request to enable the Wafra Management Subscriber to obtain any available reduction or refund of such Withholding Taxes, and (iv) provide the Wafra Management Subscriber with such information and documentation as it may reasonably request to enable it to seek any exemption from, reductions in, or refunds or credits of, Withholding Taxes to which it is entitled; provided, that the Wafra Management Subscriber shall reimburse the applicable Digital Colony Management Parties for their reasonable out-of-pocket expenses attributable to obtaining any exemption from, reduction in or refund of Withholding Taxes of the Wafra Management Subscriber. For the avoidance of doubt, Withholding Taxes shall include Taxes imposed pursuant to Section 1471 or Section 1472 of the Code or any successor provision.
(c)    The Digital Colony Management Parties shall each use commercially reasonable efforts to ensure that each applicable Digital Colony Fund complies with any requirements of Sections 1471 or 1472 of the Code (including those set forth in Section 1471(b)(1) of the Code) (or any successor legislation) and any future Treasury or IRS guidance promulgated thereunder and any comparable provision of non-U.S. law that are necessary to avoid the imposition of withholding Taxes pursuant to Sections 1471(a) or 1472(a) of the Code. To the extent of any withholding Taxes imposed on an applicable Digital Colony Fund as a result of a “recalcitrant account holder” or non-compliant “foreign financial institution”, within the meaning of Section 1471(d) of the Code, such withholding Taxes shall be allocated to such recalcitrant account holders or non-compliant foreign financial institutions to the fullest extent possible.
(d)    The Digital Colony Management Parties shall each furnish to the Wafra Management Subscriber a U.S. Internal Revenue Service Schedule K-1 to Form 1065 (“IRS Schedule K-1”). Each Digital Colony Management Party shall furnish to the Wafra Management Subscriber with respect to each year an estimated IRS Schedule K-1 or equivalent and applicable estimated state and local apportionment information by March 15 after the end of the taxable year, and a final IRS Schedule K-1 and final state and local apportionment information by August 1 after the end of the taxable year. Each Digital Colony Management Party shall reasonably cooperate with the Wafra Management Subscriber upon reasonable request with respect to Tax matters attributable to such Wafra Management Subscriber’s interests in such Digital Colony Management Party.
(e)    The Parties agree that CCDH shall be designated as the “partnership representative” of DCMH (within the meaning of Section 6223 of the Code) for each taxable year with respect to which a Wafra Entity owns an Ownership Interest and that CCDH shall be bound by the same duties of good faith and fair dealing in its capacity as the “partnership representative” of DCMH as would apply to a general partner of a Delaware limited partnership. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, if DCMH receives a notice of final partnership adjustment from the U.S. Internal Revenue Service to which the Partnership Audit Rules are applicable, the “partnership representative” of DCMH shall cause DCMH to (i) (x) consult in good faith with the Wafra Representative, and consider in good faith any requests made by the

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Wafra Representative, with respect to whether to cause DCMH to elect the application of Section 6226 of the Code, with respect to any imputed underpayment arising from such adjustment, and (y) if the “partnership representative” elects the application of Section 6226 of the Code, furnish to each partner of DCMH a statement of such partner’s share (based on the year to which such adjustment relates) of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment) or (ii) use reasonable efforts to modify such imputed underpayment under Sections 6225(3) and (4) of the Code, in each case with respect to any more than de minimis imputed underpayment arising from such adjustment, to the extent that such modifications are available (taking into account the tax status of each Wafra Management Subscriber and, if applicable, its direct or indirect owners, based on receipt of any needed information) and would reduce any Taxes payable by DCMH with respect to the applicable imputed underpayment.  Any tax benefits resulting from any such modification and reduction shall, to the extent not prohibited under applicable Law, be allocated to the member to which the tax benefit relates. For the avoidance of doubt, to the extent that a Tax is imposed on, and paid by, DCMH under the provisions of the Partnership Audit Rules, and such Tax is determined in good faith by CCDH to be attributable to, or made on behalf of or in respect of, an equityholder of DCMH (or one or more beneficial owners thereof), CCDH shall, and the Digital Colony Management Parties shall cause CCDH to, (A) cause such Tax to be borne by such equityholder (or beneficial owner(s) thereof) and (B) in determining whether a Tax is so attributable, take into account the tax status of such equityholder (or beneficial owner(s) thereof). Notwithstanding anything herein or in any Organizational Document to the contrary, DCMH shall not make any election pursuant to the Partnership Audit Rules to cause Sections 6221-6241 of the Code to apply to any tax year beginning prior to January 1, 2018. The provisions of this Section 6.5(e) shall also apply, mutatis mutandis, to the Subsidiaries of DCMH that are treated as partnerships for U.S. federal income tax purposes in respect of U.S. federal, state or local income tax matters. DCMH shall cause its “partnership representative” to (i) promptly provide the Wafra Representative with notice of any tax audit, investigation or proceeding with respect to DCMH, in each case, that would reasonably be expected to an adverse effect on the Wafra Management Subscriber (each, a “Tax Proceeding”), (ii) keep the Wafra Representative reasonably informed regarding any such Tax Proceeding, (iii) provide copies of any material pleadings, briefs, petition, submissions and correspondence to the Wafra Representative in connection with such Tax Proceeding, and (iv) shall not settle or otherwise compromise (or fail to settle or otherwise compromise) any such Tax Proceeding if it would have a disproportionate, material and adverse effect on the Wafra Management Subscriber (including, for this purpose, where the Wafra Management Subscriber is a pass-through entity for tax purposes, any direct or indirect owners of the Wafra Management Subscriber that are special purpose vehicles and treated as corporations for U.S. federal income tax purpose) without the Wafra Management Subscriber’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(f)    Notwithstanding anything in an applicable Organizational Document to the contrary, in the event of a Transfer of Interests in a Digital Colony Management Party by a Wafra Management Subscriber, allocations between such Wafra Management Subscriber and the applicable Transferee of the distributive shares of the various items of such Digital Colony Management Party’s income, gain, loss, deduction and credit as computed for Tax purposes shall be allocated between such Wafra Management Subscriber and such Transferee on a closing of the

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books basis or such other proper basis as such Wafra Management Subscriber and such Transferee shall reasonably agree.
(g)    Each Digital Colony Management Party shall furnish to the applicable Wafra Management Subscribers any information necessary for Tax and regulatory filings or elections or otherwise reasonably requested by such Wafra Management Subscribers.
(h)    Each NFRE Recipient (or, if such Person is treated as a disregarded entity for U.S. federal income tax purposes, the owner of such Person’s assets for U.S. federal income tax purposes) shall be a different Person for U.S. federal income tax purposes from the applicable general partner or other Carried Interest Recipient for such Digital Colony Fund. No Digital Colony Company other than a Digital Colony Management Party shall earn any management fees or other amounts taxable for U.S. federal income tax purposes as fee income from a Digital Colony Fund. The Digital Colony Management Parties shall not be required to comply with the foregoing requirements of this Section 5.17(h) to the extent (i) such compliance would have an adverse impact on the Digital Colony Management Parties other than in an immaterial manner and (ii) the Digital Colony Representative has consulted in good faith with the Wafra Representative in connection therewith and has considered in good faith implementing a structure with respect to the Digital Colony Management Parties that achieves the Wafra Management Subscribers’ legal, tax and/or regulatory objectives.
(i)    In the event of a Transfer of an Interest in any Digital Colony Management Party by a Wafra Management Subscriber, the applicable Digital Colony Management Party shall, and the manager, managing member(s) or general partner, as applicable, shall cause the applicable Digital Colony Management Party to (i) to the extent such Digital Colony Management Party is legally able to do so, deliver a certificate pursuant to Treasury Regulations section 1.1445-11T, duly executed in accordance with the requirements of such Treasury Regulation and dated as of the date of such Transfer, certifying that either (A) 50% or more of the value of the gross assets of such Digital Colony Management Party does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) or (B) 90% or more of the value of the gross assets of such Digital Colony Management Party does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) plus “cash or cash equivalents” (within the meaning of Treasury Regulations section 1.1445-11T(d)(1)), (ii) to the extent it is legally able to do so, deliver any such information or certificates to such Wafra Management Subscriber and/or the applicable Transferee as would permit Tax withholding under Section 1446(f) of the Code (or any successor version thereof) to be reduced or eliminated; and (iii) reasonably cooperate with such Wafra Management Subscriber in reducing or eliminating any other applicable Tax withholding in connection with such Transfer; provided, that the Wafra Management Subscriber shall reimburse each applicable Digital Colony Management Party for its reasonable out-of-pocket expenses incurred in connection with the foregoing.
(j)    Any requirement of a Wafra Management Subscriber to provide information about any investor in such Wafra Management Subscriber pursuant to this Agreement or any applicable Ancillary Agreement relating to Taxes shall be, unless otherwise required by Law, subject to commercially reasonable confidentiality restrictions imposed by such Wafra Management Subscriber and such Wafra Management Subscriber shall only be required to use commercially

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reasonable efforts to provide any such information about any investor in such Wafra Management Subscriber
(k)    The parties hereto agree to treat each Digital Colony Management Party as a partnership or as a disregarded entity for U.S. federal income tax purposes and not to cause any Digital Colony Management Party to elect to be, or otherwise be treated as, a corporation for U.S. federal income tax purposes.
6.6.    Key Person Insurance. DCMH will reasonably cooperate with the Wafra Management Subscriber to acquire, at the Wafra Management Subscribers’ sole expense, with the Wafra Management Subscribers as named beneficiaries, key person insurance over such individuals as the Wafra Management Subscribers may reasonably request from time to time following the Closing.
SECTION 7
CONFIDENTIALITY; USE OF WAFRA NAME
7.1.    Confidentiality. Subject to Section 7.2 and Section 7.3, from the date hereof until the two (2) year anniversary of the date on which each of the Wafra Management Subscribers and all other Wafra Entities cease to own any Ownership Interests, each Party shall treat as strictly confidential specific information with respect to the process of negotiating this Agreement, information about the Digital Colony Business, any other Party or any of such Party’s Affiliates obtained or received by any Party as a result of or in connection with the Contemplated Transactions (“Confidential Information”), and shall not, except with the prior written consent of each other Party (which shall not be unreasonably withheld, conditioned or delayed), to the extent such Party is legally permitted to seek such prior written consent, make use of (except for the purposes of performing its obligations under this Agreement) or disclose to any other Person any Confidential Information; except to the extent that such disclosure is: (a) required by any Law or by legal process or upon request of a Governmental Authority (it being understood that, for the avoidance of doubt, none of the Wafra Management Subscribers, the Wafra Representative or any of the other Wafra Entities or any of their Affiliates (including WINC and any Affiliates of WINC) shall have any obligation to notify any Digital Colony Management Party or Managing Director (or Successor) of a request of a Governmental Authority, or compliance with such request, if such request does not specifically relate to the Digital Colony Management Parties, the Managing Directors (or Successors) or the investment contemplated hereby); (b) to such Party’s Affiliates (including, as applicable, any Wafra Entity) and the respective employees, representatives, current and prospective professional advisors, current and prospective service providers and other agents of such Party or its Affiliates (each, a “Representative”) that have a need to know such Confidential Information; provided, that such Representative has a contractual, professional or legal obligation to keep such Confidential Information confidential in accordance with this Section 7.1; (c) subject to Section 7.5, with respect to a Wafra Management Subscriber, to a current or prospective investor in, or Person advised by, such Party or any of such Party’s Affiliates, the following to the extent required by any definitive written Contract or as part of ordinary course reporting or marketing purposes: (i) the name “Digital Colony” or “Digital Bridge”; (ii) the Closing Date; (iii) a description of the Digital Colony Business; (iv) the name and assets under management of the Digital Colony Funds; (v) the

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approximate Ownership Interest in the applicable Digital Colony Management Parties; (vi) the amounts and dates of distributions received from the Digital Colony Management Parties or the Digital Colony Funds; (vii) any high level fund performance information that the Digital Colony Funds provide to their limited partners; (viii) aggregate revenues and profitability of the Digital Colony Business; (ix) a summary description of the terms of the this Agreement and the Ancillary Agreements (including the existence of restrictive covenants and the broad minority investor rights framework, in each case as set forth therein); (x) the names of Portfolio Companies of the Digital Colony Funds (excluding (A) any material non-public information and any information regarding publicly traded securities held by any Digital Colony Fund that is not disclosed to limited partners of the Digital Colony Funds, (B) any information related to DCMH’s valuation of, and performance metrics for, any Portfolio Company, except for any such information provided to any limited partners or investors in the Digital Colony Funds, and (C) any information that cannot be disclosed pursuant to the terms of any applicable non-disclosure agreement; provided, that with respect to this clause (C), DCMH shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which such foregoing restrictions apply); (xi) disclosure made available to investors in the Digital Colony Funds; (xii) ratios and performance information or any other information derived by using any of the information provided to any Wafra Entity in connection with the consideration and negotiation of the Contemplated Transactions or other information described in this Section 7.1(c); and (xiii) any other information as may be required from time to time with Digital Colony Consent (not to be unreasonably withheld, conditioned or delayed); provided, that such current or prospective investor shall have been advised as to the confidential nature of such Confidential Information and be bound by contractual confidentiality obligations; (d) subject to Section 7.5, with respect to any Digital Colony Management Party, to a current or prospective investor in, or Person advised by, such Party or any of such Party’s Affiliates; provided, that such current or prospective investor shall have been advised as to the confidential nature of such Confidential Information and be bound by contractual confidentiality obligations; and provided, further, that the terms of this Agreement and the Ancillary Agreements shall not, subject to Section 7.5, be disclosed by the Digital Colony Management Parties to any such investors or Persons; (e) in connection with any financing, any proposed financing or any Transfer permitted under the terms of this Agreement; or (f) made as part of any necessary or advisable Tax filing or to obtain any Tax benefit. Notwithstanding the foregoing, a Party shall not be in breach of the confidentiality provisions of this Section 7.1 as a result of the disclosure or use of Confidential Information if such Confidential Information (i) was lawfully in such Party’s possession prior to its being obtained or received as described in this Section 7.1, (ii) has come into the public domain other than through such Party’s fault or (iii) has come lawfully into such Party’s possession from a third party having, to such Party’s knowledge, no duty of confidentiality to the other Parties with respect to such Confidential Information. Notwithstanding anything to the contrary set forth herein, for so long as the Wafra Management Subscribers own any Ownership Interests, DCMH authorizes the Wafra Management Subscribers and their Affiliates to publish and use the names of any of the Digital Colony Companies or their Affiliates on the public websites of the Wafra Management Subscribers and their Affiliates with the prior written consent of the Digital Colony Representative (such consent not to be unreasonably withheld, conditioned or delayed).
7.2.    Existing Confidentiality Obligations. This Agreement shall constitute a termination of any confidentiality or similar agreement or arrangement between the Digital Colony Management

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Parties or any of their respective Affiliates on the one hand, and any Wafra Entity or its Affiliates on the other hand. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, none of the Digital Colony Management Parties shall provide, and DCMH shall use its commercially reasonable efforts to not, and shall cause the other Digital Colony Management Parties to use their respective commercially reasonable efforts not to, provide, any Wafra Entity or its Affiliates (as applicable) with, or with access to, any information that from time to time such Wafra Entity or its Affiliates reasonably requests in writing not to receive.
7.3.    Tax Disclosures. Notwithstanding anything herein to the contrary, each Party (and each Affiliate, employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure. For this purpose, “tax treatment and tax structure” means any facts relevant to the U.S. federal or state income tax treatment of the transactions contemplated by this Agreement, but does not include information relating to the identity of any Party or the performance of any investment hereunder (except to the extent relevant to such tax treatment or tax structure).
7.4.    Use of the Wafra Name. Except (a) as required for use in marketing materials, including any confidential offering memorandum of the Digital Colony Funds, in the form set forth in Schedule 7.4 hereto, or in such other form as approved by Wafra Consent, (b) as required by applicable Law or legal process or (c) with Wafra Consent, CCOC shall ensure that no Digital Colony Management Party or any of its or their Affiliates or other members of the Digital Colony Group shall, use the Wafra Name in any written or verbal communication; provided, that the Wafra Representative may rescind any such Wafra Consent provided pursuant to clause (c) above in good faith on a reasonable basis, upon ninety (90) days’ prior written notice; and provided, further, that a Digital Colony Management Party may (i) by written or verbal communication advise other investors and prospective investors in any Digital Colony Fund of the fact that a Wafra Entity has made a commitment to such Digital Colony Fund (for avoidance of doubt, this disclosure shall only include the Wafra Management Subscriber’s name and investment amount) and (ii) disclose the name of such Wafra Entity to the Digital Colony Fund’s lenders in the ordinary course of such Digital Colony Fund’s business where the applicable Digital Colony Management Party determines in good faith that such disclosure is in the best interests of such Digital Colony Fund in connection with such lender working with such Digital Colony Fund in the ordinary course of business. Additionally, upon the earlier to occur of (A) the date on which each Wafra Management Subscriber and all other Wafra Entities cease to own any portion of any Ownership Interests or (B) a Redemption Event, a Sale Event or a Liquidation Event, all prior Wafra Consent to the use of the Wafra Name shall be deemed to be rescinded. Upon the effective date of any such rescission, the applicable Digital Colony Management Parties and their respective Affiliates and agents shall as promptly as reasonably practicable cease such use and any similar use of the Wafra Name (including, if applicable, by discontinuing the use of any prospectus or promotional materials that uses or makes reference to the Wafra Name, unless otherwise authorized by Wafra Consent). Any Person disclosing the Wafra Name pursuant to clause (b) of this Section 7.4 shall promptly provide Wafra with notice of such disclosure, including a description of the relevant materials and circumstances in which the Wafra Name was included.
7.5.    No Public Announcement. Except for any disclosure which is required pursuant to applicable Law (including securities Laws) or obligations pursuant to any listing agreement with or rules of any national securities exchange (provided, that the Party proposing to issue any press

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release or similar public announcement, communication to investors or to the news media or financial markets divulging the existence of this Agreement or the Contemplated Transactions in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so), each of the Parties hereto shall not, and shall cause its respective Affiliates and its and its Affiliates’ respective officers, directors, employees and agents not to, issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Contemplated Transactions without Wafra Consent and the prior written consent of the Digital Colony Representative, which consent shall in each case not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, Colony Capital may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made by any Party hereunder and such public statements are permitted to be made pursuant hereto.
SECTION 8
INDEMNIFICATION
8.1.    Rights under A&R DCMH Agreement. Each of the Parties that is a “Member” (as defined in the A&R DCMH Agreement) of DCMH, together with each such Party’s respective Affiliates and each of their respective current or former managers, officers, fiduciaries, trustees or managing members, shall be entitled to the rights to indemnification set forth in Article X of the A&R DCMH Agreement.
8.2.    Indemnification by Digital Colony Funds. CCOC shall take commercially reasonable actions within its control to cause the general partner (or comparable Person) of each future Digital Colony Fund to enter into Organizational Documents for each future Digital Colony Fund that contain indemnification provisions substantially similar to those set forth in the Organizational Documents of Digital Colony Partners, L.P. as of the date of this Agreement, as such terms may be reasonably modified, based on the advice of external counsel, for any Digital Colony Fund organized under the laws of a jurisdiction other than the State of Delaware (the “Indemnification Arrangement”). In the event DCMH believes, due to legal, commercial, regulatory or other reasons, that the general partner (or comparable Person) of a future Digital Colony Fund will not be able to implement the Indemnification Arrangement, DCMH will consult in good faith with the Wafra Representative; provided, that in all cases, the Wafra Entities and Buyer Indemnitees shall have the same rights to indemnification as the comparable members of the Colony Capital Group and any Digital Colony Indemnitee.
SECTION 9
REDEMPTION RIGHT
9.1.    Redemption Right.
(a)    Redemption Right. Following the occurrence of a Redemption Event, the Wafra Representative shall have the right for a ninety (90) day period, exercisable by delivering a written notice to the Digital Colony Representative (a “Redemption Notice”), to require the Digital Colony Companies or CCOC (at the Digital Colony Representative’s election) (the date of delivery of the Redemption Notice, the “Redemption Date”) to repurchase or cause to be repurchased the entirety of the Ownership Interests (i) within thirty (30) Business Days of the Redemption Date at an amount equal to (w) the sum of Management Interests Consideration Amount, the Warrants

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Consideration Amount and the Contingent Consideration Amount, if paid (such sum in this clause (w), the “Total Management Consideration Amount”), minus (x) any distributions or payments received by the Wafra Management Subscriber pursuant to the A&R DCMH Agreement, as applicable, as of immediately prior to the Redemption Event (including, for the avoidance of doubt, any distributions or payments received of Available Cash pursuant to the A&R DCMH Agreement, but excluding distributions or payments in respect of the Sponsor Commitments or Identified Sponsor Commitments) (such amounts described in this clause (x), the “Management Distributions”), or (ii) to the extent Colony Capital remains listed on the NYSE or NASDAQ at such time, by doubling the Wafra Management Subscriber’s Specified Percentage with respect to all distributions until the Redemption Amount is paid in full, during which time the Wafra Management Subscribers shall retain their Ownership Interests, as modified by this clause (ii) (the “Redemption Amount”, and such redemption right, the “Redemption Right”) (it being agreed and understood that clause (i)(w) of the definition of Redemption Amount shall be modified for purposes of clause (ii) to read “1.5x the Total Management Consideration Amount”) (this clause (ii), the “Deferred Redemption”). Notwithstanding anything to the contrary in this Agreement, the Redemption Right pursuant to this Section 9.1(a) shall only be exercisable concurrently with the exercise of the Redemption Right under Section 8 of the Carried Interest Participation Agreement and, to the extent the amount of Management Distributions exceeds the Total Management Consideration Amount (as it may have been modified in connection with a Deferred Redemption), such excess shall be deducted from any unpaid Redemption Amount pursuant to the Carried Interest Participation Agreement.
(b)    Payment Option. In the event that Digital Colony Representative elects the Deferred Redemption, the Digital Colony Representative may elect at any time to pay any remaining outstanding portion of the Redemption Amount in cash and/or registered shares of Colony Capital common stock (calculated by reference to 97% of the trailing thirty (30)-day VWAP of the common stock at the time payment) up to 250,000,000 registered shares of common stock in the aggregate (inclusive of any shares of common stock issued pursuant to Section 8(b) of the Carried Interest Participation Agreement, the “Share Cap”); provided, that, if the Redemption Amount has not been paid in full by the fourth (4th) year anniversary of the Redemption Date, the outstanding portion of the Redemption Amount shall be paid in registered common stock of Colony Capital having a value equal to the outstanding portion of such Redemption Amount (calculated by reference to 97% of the trailing thirty (30)-day VWAP of the common stock at the time payment) up to the Share Cap (inclusive of any shares previously issued in satisfaction on any portion of the Redemption Amount under this Agreement or Section 8(b) of the Carried Interest Participation Agreement) and thereafter in cash to the extent of any remaining outstanding portion of the Redemption Amount; provided, further, that if Colony Capital ceases to be listed on the NYSE or the NASDAQ, any portion of the Redemption Amount that is not paid in full shall immediately be payable in cash. Any amounts paid or distributed to the Wafra Management Subscribers in connection with a Redemption Event shall be treated as a payment to a retiring partner in accordance with Section 736(b) of the Internal Revenue Code of 1986, as amended.

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(c)    Payment of Redemption Amount. The Redemption Amount shall be paid by wire transfer of immediately available funds, to the account(s) specified in writing by the Wafra Representative.
(d)    Sponsor Commitments. Notwithstanding anything to the contrary set forth herein, upon the occurrence of a Redemption Event, the Wafra Representative shall specify in the Redemption Notice whether the Wafra Participation Buyers’ interests in funded Sponsor Commitments shall either be (i) freely transferable or (ii) redeemed on the basis of net asset value for the then current quarter, adjusted for cash activity, in which case such net asset value-based determination shall be added to the Redemption Amount.
(e)    Rights and Remedies. In the event of the occurrence of any Redemption Event, the sole and exclusive recourse of the Wafra Entities in connection therewith shall be the exercise of the Redemption Right set forth in this Section 9, and the Wafra Entities shall have no other remedies, claims or rights of recovery or to further compensation based on a diminution of value of the Ownership Interests.
9.2.    New Colony Party; Successors. Subject to the restrictions on Transfers provided herein and to Section 10.4, to the extent of any assignment or Transfer by a Colony Party to another Person, then CCOC shall cause such Person to execute and deliver to the Parties a Joinder Agreement, and upon such execution to become a Party to, and be bound by, the terms of this Agreement as a “Colony Party” hereunder. In the event that, following the date hereof, any Person meets the definition of “Successor,” Colony Capital and the Digital Colony Management Parties shall take all action within his or her control to cause such Person to execute and deliver to the Parties a restrictive covenant agreement that is substantially similar to the A&R Restrictive Covenant Agreements as adjusted to include prevailing customary markets term in an agreement of that type, but in all cases shall include a covenant not to compete with the Digital Colony Business and not to solicit employees, clients or investors of the Digital Colony Business for any Competing Business until the second anniversary of the date following the termination of such Person’s employment for Cause or departure without Good Reason.
9.3.    New Wafra Management Subscriber. Subject to the restrictions on Transfers provided herein and to Section 10.4, to the extent of any assignment or Transfer by the Wafra Management Subscriber to another Person or to the extent any Person becomes a successor to the Wafra Management Subscriber and, as such, meets the definition of “Wafra Management Subscriber”, in each case, other than a Person that is then party to this Agreement, the existing Wafra Management Subscriber(s) shall cause such new Wafra Management Subscriber to execute and deliver to the Parties a Joinder Agreement, and upon such execution to become a Party to, and bound by the terms of, this Agreement.

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SECTION 10
GENERAL
10.1.    Notices.
(a)    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by facsimile or email (provided, that notice is also sent by one of the methods described in clauses (a), (c) or (d)), (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to the Digital Colony Representative: 515 S. Flower Street, 44th Floor Los Angeles, CA 90071 Attn: Director, Legal Department Email: legal@clny.com
If to the Wafra Representative, WINC or any Wafra Management Subscriber:

c/o Wafra Inc.
345 Park Avenue, 41st Floor
New York, NY 10154-0101
Attn: Russell J. Valdez
Attn: Legal Notices
E-mail: altlegalnotices@wafra.com

With copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, California 90067
Attn: Alison S. Ressler
Email: resslera@sullcrom.com

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 100178-0060
Attention: Robert D. Goldbaum; Nathan R. Pusey
Email: robert.goldbaum@morganlewis.com
nathan.pusey@morganlewis.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Andrew Colosimo; Shant Manoukian
Fax: (212) 859-4000
Email: andrew.colosimo@friedfrank.com;
shant.manoukian@friedfrank.com

(b)    Any Digital Colony Consent may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of all Colony Parties or by any other Colony Party on behalf of all Colony Parties which such Colony Party Controls.

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(c)    The prior written consent of (i) the Wafra Representative may be obtained by any Digital Colony Management Party hereunder from the Wafra Representative on behalf of any Wafra Management Subscriber or any other Wafra Entity, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Wafra Representative (or any Wafra Entity) hereunder may be made, in the sole discretion of such Wafra Representative (or any such Wafra Entity), as applicable (the “Wafra Consent”) and (ii) the Digital Colony Representative may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of CCOC, Colony Capital or any Digital Colony Management Party, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Digital Colony Representative (or any Digital Colony Company) hereunder may be made, in the sole discretion of such Digital Colony Representative (or any such Digital Colony Company), as applicable (the “Digital Colony Consent”).
10.2.    Entire Agreement; Conflicts; Severability. This Agreement, together with the Exhibits and Schedules hereto, the Ancillary Agreements and other written agreements executed in connection herewith or therewith, supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, and constitutes the complete agreement and understanding among the Parties unless modified in a writing signed by all of the Parties. In addition to the provisions set forth in Section 10.5, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any of the provisions of this Agreement are found to conflict with or otherwise be inconsistent with any of the provisions of any Ancillary Agreement (including for this purpose any current or future Contract in connection with any Specified Investment, Warehouse Investment, Identified Sponsor Commitment or otherwise contemplated by the Ancillary Agreements) other than the Investment Agreement, the Carry Investment Agreement and the A&R DCMH Agreement (except as otherwise expressly provided herein), the provisions of this Agreement shall prevail. In the event of any conflicts between the terms of this Agreement and/or the Carried Interest Participation Agreement, on the one hand, and the Digital Colony Fund I Fund Documentation, Fund I Specified Investment Agreement and/or the Purchaser Side Letter, on the other hand, the provisions of Section 4 of this Agreement and Section 9 of the Carried Interest Participation Agreement shall prevail with respect to the Transfer of any Sponsor Commitments and Identified Sponsor Commitments. In the event of a conflict between the terms and conditions of this Agreement and the Investment Agreement, the Carry Investment Agreement or the A&R DCMH Agreement, the terms and conditions of the Investment Agreement and/or the Carry Investment Agreement, as applicable, shall control in all respects. CCOC shall cause any applicable general partner or managing member of any Digital Colony Fund or Digital Colony Company to comply with the provisions of Section 4 of this Agreement to the extent of any conflict with respect thereto between the Fund Documentation and the rights related to the CFIUS Redemption Right pursuant to Annex A of the Investment Agreement.
10.3.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same

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document. Any signature required for the execution of this Agreement may be in the form of either an original signature or a facsimile or other electronic transmission bearing the signature of any Party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or other electronic transmission.
10.4.    Assignment. Subject to the restrictions on Transfers provided herein, this Agreement shall inure to the benefit and be binding on the Parties hereto and their respective Transferees, successors and permitted assigns. Except for Transfers in accordance with this Agreement, neither this Agreement, nor any of the rights, benefits or obligations hereunder, may be assigned by any Party without the consent of the other Parties hereto. For the avoidance of doubt, in connection with Transfers in accordance with this Agreement, each Wafra Management Subscriber shall be entitled to assign this Agreement and any of such Wafra Management Subscriber’s rights, benefits and obligations hereunder. Any purported assignment or other Transfer without such consent shall be void and unenforceable. Any Person who desires to become a Party to this Agreement in connection with any Transfer or otherwise in accordance with this Agreement shall, and the applicable Transferor or assignee of such Person shall cause such Person to, execute and deliver to the Parties a Joinder Agreement, and upon such execution and delivery become a Party to, and bound by the terms of, this Agreement. The Wafra Representative and the Wafra Management Subscribers shall have the right to exercise any of their rights hereunder individually and in part and with respect to themselves only or with respect to themselves and other Wafra Management Subscribers, to the extent (i) permitted by an agreement among such Parties and (ii) the Party or Parties exercising such rights hereunder would otherwise have the right to exercise such rights but for this Section 10.4(d).
10.5.    Amendment; Severability; Waiver.
(a)    Any amendment, waiver or variation of this Agreement shall not be binding on the Parties unless it is agreed in writing and signed by the Wafra Representative (on behalf of the Wafra Management Subscribers) and the Digital Colony Representative (on behalf of the Colony Parties).
(b)    The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement.
(c)    The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
10.6.    Third Party Beneficiaries. No Person other than the Parties shall be entitled to any benefits under the Agreement, except as otherwise expressly provided herein.

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10.7.    Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties hereto agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including, the fees and expenses of counsel to, and other representatives of, such Party (collectively, “Transaction Expenses”); provided, that notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, CCOC covenants and agrees that the Wafra Management Subscriber(s) shall not directly or indirectly bear any portion of the Transaction Expenses for which any Digital Colony Company is responsible hereunder by virtue of such Wafra Management Subscriber’s Ownership Interest in any Digital Colony Management Party including, for the avoidance of doubt, the costs and expenses of the Buyer Insurance Policy (as defined in the Investment Agreement). Any future Digital Colony Fund shall bear all costs and expenses as provided for in the offering documents of such Digital Colony Fund, including all costs related to the establishment of such Digital Colony Fund; provided, that the Wafra Management Subscribers shall bear its proportionate share of the organizational and operational expenses any Digital Colony Fund in which it (or another Wafra Entity) invests or participates through a general partner commitment.
10.8.    Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAW RULES AND PRINCIPLES).
10.9.    Dispute Resolution. Without limiting the rights of any Party under Section 10.10, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.
10.10.    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any

LA_LAN01:362977.13

other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that no such Party shall oppose the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
10.11.    Further Assurances. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as are necessary to carry out the provisions contained in this Agreement and the Ancillary Agreements. Upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to the extent necessary to effectuate the purposes of this Agreement and the Ancillary Agreements. CCOC shall cause each Digital Colony Company and each Digital Colony Management Party that is not a Party to comply with any applicable obligations and perform any applicable covenants as set forth in this Agreement.
10.12.    Rules of Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Agreement. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
10.13.    Headings. The table of contents and all Section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
10.14.    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the

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negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties herein and then only with respect to the specific obligations set forth herein with respect to such Parties. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by its authorized signatory as of the date first written above.

DIGITAL COLONY MANAGEMENT HOLDINGS, LLC

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Investor Rights Agreement]
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COLONY CAPITAL DIGITAL HOLDCO, LLC

By: Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Investor Rights Agreement]
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COLONY DC MANAGER, LLC

By: /s/Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Investor Rights Agreement]
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COLONY CAPITAL OPERATING COMPANY, LLC

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Vice President

[Signature Page to Investor Rights Agreement]
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COLONY CAPITAL, INC.

By: /s/ Donna Hansen
Name: Donna Hansen
Title: Chief Administrative Officer

[Signature Page to Investor Rights Agreement]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by its authorized signatory as of the date first written above.
WAFRA MANAGEMENT SUBSCRIBER:
W-CATALINA (S) LLC

By: /s/ Fergus Healy
Name: Fergus Healy
Title: Authorized Signatory

[Signature Page to Investor Rights Agreement]
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Schedule I

DIGITAL COLONY COMPANIES

Name	Jurisdiction

Investment Management Entities
DCP Fund Advisor, LLC	Delaware
Digital Bridge Advisors, LLC	Delaware
Digital Bridge Holdings, LLC	Delaware
Digital Bridge Management LLC	Delaware
Digital Colony Acquisitions, LLC	Delaware
Digital Colony Liquid Opportunities Advisor, LLC	Delaware
DCL Acquisitions, LLC	Delaware
Digital Colony Management, LLC	Delaware
Digital Colony Management Holdings, LLC	Delaware
Digital Colony UK 1 Limited	United Kingdom
Digital Colony UK 2 Limited	United Kingdom
Digital Colony UK Advisors 1 LLP	United Kingdom

Participation Entities
Colony DCP Holdco LLC	Delaware
Colony DCP (CI) Bermuda, LP	Bermuda

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Schedule II

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [___________] (this “Agreement”), of [___________], a [•], (the “New Party”), to the Investor Rights Agreement, dated as of [—], 2020 (as it may be amended from time to time, the “Investor Rights Agreement”), by and among [—] and any other Person that has executed or from time executes a Joinder Agreement pursuant to the requirements set forth therein. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Investor Rights Agreement.
RECITALS:
WHEREAS, [Section 9.2 // 9.3] of the Investor Rights Agreement provides that any Person who desires to become a party to the Agreement shall execute and deliver a Joinder Agreement to the other Parties to the Investor Rights Agreement, and upon such execution, shall become a Party to, and bound by, the terms of the Investor Rights Agreement;
[WHEREAS, the New Party was [formed/appointed] on [•];] and
WHEREAS, the New Party desires to become a Party.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants contained herein and in the Investor Rights Agreement, the Parties hereto agree as follows:
1.Effective as of the date hereof, the New Party (a) shall become a Party to the Investor Rights Agreement as [a Digital Colony Management Party or Successor][a Wafra Management Subscriber] and (b) agrees to (i) make all of the representations and warranties and (ii) be bound by the covenants, agreements and obligations of [a Digital Colony Management Party, as applicable][a Wafra Management Subscriber], in each case, as set forth under the Investor Rights Agreement. The New Party represents and warrants to [the Wafra Management Subscribers] [the Colony Parties] that all of the representations and warranties set forth in Section [—] of the Investor Rights Agreement are true and correct with respect to the New Party, as of the date of this Agreement and, if the date of this Agreement is prior to the Closing Date, as of the Closing Date.
2.THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAW RULES AND PRINCIPLES).
3.The New Party agrees to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
4.This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same document. Any signature required for the execution of this Agreement may be in the form of either an original

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signature or a facsimile or other electronic transmission bearing the signature of any Party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or other electronic transmission.
[Signature Pages Follow]

Exh A-2

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
[New Party]

By:______________________________
Name:
Title:

[Wafra Representative]

By:______________________________
Name:
Title:

[Digital Colony Representative]
(on behalf of the Digital Colony Management Parties)

By:______________________________
Name:

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EXHIBIT A

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